As filed with the Securities and Exchange Commission on November 21, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ECC Capital Corporation

(Exact name of registrant as specified in its charter)

Maryland	84-1642470
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1833 Alton Parkway

Irvine, California 92606

(949) 856-8300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven G. Holder

Co-Chief Executive Officer

1833 Alton Parkway

Irvine, California 92606

(949) 856-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Cary K. Hyden

Latham & Watkins

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626-1925

(714) 540-1235

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	4,071,360 shares	$1.23	$5,007,773	$536

(1)	The shares of Common Stock set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this registration statement, include, pursuant to Rule 416 of the Securities Act, such additional number of shares of Common Stock as may be issuable as a result of any stock splits, stock dividends or similar events.
(2)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee, based upon the average of the high and low trading prices of the Common Stock on The New York Stock Exchange on November 15, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 21, 2006

PROSPECTUS

ECC CAPITAL CORPORATION

4,071,360 SHARES

COMMON STOCK

On February 18, 2005, we issued 3,940,110 shares of our common stock to Friedman, Billings, Ramsey Group, Inc. and 131,250 shares of our common stock to Milestone Advisors LLC in a private placement transaction. These holders, along with their transferees, pledges, donees or other successors in interest, are referred to in this prospectus as the selling securityholders. This prospectus may be used by the selling securityholders to resell the common stock received by them. We will not receive any proceeds from the sale of shares covered by this prospectus.

Our common stock is traded on The New York Stock Exchange under the symbol “ECR”. On November 20, 2006, the last reported sale price for our common stock on The New York Stock Exchange was $1.21 per share.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November     , 2006.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus may be deemed to be forward-looking statements under federal securities laws and we intend that those forward-looking statements be subject to the safe-harbor created thereby. Statements that are not historical fact are forward-looking statements. These forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties, which could affect our future plans. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. These factors include, but are not limited to: (i) the condition of the whole loan sale market, (ii) the condition of the U.S. economy and financial system, (iii) interest rates and the subsequent effect on the business, (iv) the stability of residential property values, (v) the potential effect of new state or federal laws or regulations, (vi) the effect of increasing competition, (vii) our ability to implement successfully our business strategy due to, among other things, our reduced workforce, (viii) the risks associated with the use of leverage, (ix) continued availability of credit facilities and access to the securitization markets or other sources of capital including the whole loan sale market, (x) our ability and the ability of our subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (xi) our ability to retain qualified personnel and (xii) other factors and risks discussed in our Form 10-K/A for the year ended December 31, 2005. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those filings. This information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede this information. Any such information so modified or superseded will not constitute a part of this prospectus, except as so modified or superseded. We incorporate by reference the following documents and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling securityholders sell all of the shares of common stock offered by this prospectus:

(a)	Our Annual Report on Form 10-K/A for the year ended December 31, 2005 (including the portions of the Proxy Statement for our 2006 Annual Meeting of Stockholders that are incorporated therein by reference);

(b)	Our definitive proxy statement filed pursuant to Section 14 of the Exchange Act in connection with our 2006 Annual Meeting of Stockholders;

(c)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and September 30, 2006, and our Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2006;

(d)	Our Current Reports on Form 8-K filed April 17, 2006 (except for Item 2.02 thereof and related exhibits), April 20, 2006, May 5, 2006, May 18, 2006, June 23, 2006, July 5, 2006, July 20, 2006, August 4, 2006, August 14, 2006 (except for Item 2.02 thereof and related exhibits), August 18, 2006, and October 16, 2006, and Amendment No. 1 to our Current Report on Form 8-K filed January 12, 2006, which amendment was filed on April 20, 2006; and

(e)	Description of our common stock contained in our Registration Statement on Form 8-A (No. 001-32430) and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and be a part hereof from the date of filing of such documents. Any statement herein or contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this prospectus, except as so modified or superseded. For example, the risks and uncertainties under the heading “Risk Factors” above may change or be modified by future filings, from time to time, as our business develops or changes and you should read those updated risk factors.

Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material to Office of the Secretary, 1833 Alton Parkway, Irvine, California 92606 (telephone number (949) 856-8300). Copies of these documents may also be obtained as described below under “Where You Can Find More Information.”

SUMMARY

ECC Capital Corporation, headquartered in Irvine, California, is a mortgage finance real estate investment trust (REIT) that originates and invests in residential mortgage loans through its taxable REIT subsidiaries, primarily Encore Credit Corp. We offer a series of mortgage products to borrowers, with a particular emphasis on “nonconforming” borrowers who generally do not satisfy the credit, collateral, documentation or other standards required by conventional mortgage lenders and loan buyers. We are currently structured to qualify as a REIT by managing a portfolio of nonconforming loans we originate or acquire. As a REIT, we are required to distribute dividends to our stockholders from net income generated from the spread between the interest income on our assets in our portfolio and the costs of capital to finance our acquisitions of these assets.

On October 10, 2006, we announced that we had entered into an Asset Purchase Agreement to sell certain operating assets used in our subprime wholesale mortgage banking division to Bear Stearns Residential Mortgage Corporation (Bear Res), an affiliate of Bear Stearns & Co. (Bear Stearns), for approximately $26 million in cash and Bear Res’ assumption of certain lease liabilities. We will retain other obligations arising from our subprime wholesale mortgage banking division, including but not limited to, loan repurchase obligations, remaining leases and personnel related liabilities. Upon completion of the transaction, which is expected to close by the end of 2006, Bear Res will have acquired our subprime wholesale mortgage origination business and intends to continue to operate it under the Encore Credit name.

Following the consummation of the transaction with Bear Res, we will effectively exit the subprime wholesale mortgage origination business but will retain the majority of our core assets, including our residual interests in mortgage-backed securities and associated servicing rights. We are continuing to explore strategic alternatives with respect to maximizing the value of these remaining assets.

ECC Capital Corporation was incorporated on April 1, 2004 in the state of Maryland. Our principal executive office is located at 1833 Alton Parkway, Irvine, California 92606. Our telephone number is (949) 856-8300. Our website is http://www.ecccapital.com. The information on our web site does not constitute a part of, and should not be considered incorporated into, this prospectus.

RISK FACTORS

Statements made by us in this prospectus that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of senior management and include comments that express our opinions about trends and factors that may impact future operating results. Disclosures that use words such as we “believe,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect” and similar expressions are intended to identify forward-looking statements. Such statements rely on a number of assumptions concerning future events, many of which are outside of our control, and involve risks and uncertainties that could cause actual results to differ materially from opinions and expectations. Any such forward-looking statements, whether made in this prospectus or elsewhere, should be considered in context of the various disclosures made by us about our businesses including, without limitation, the risk factors discussed below. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this prospectus, except as required by law.

We operate in a rapidly changing environment that involves a number of risks. The following discussion highlights some of these risks and others are discussed elsewhere in this prospectus. These and other risks could materially and adversely affect our business, financial condition, prospects, operating results and cash flows.

Risks Related to Our Business Activities

If we do not consummate the Asset Purchase Agreement, our liquidity, capital resources and cash flows would be adversely affected.

The entry into the Asset Purchase Agreement and the related agreements with Bear Stearns has reduced our current need for liquidity and cash flows while significantly reducing our operating costs. As a result of the arrangements with Bear Stearns and its affiliates to fund and acquire the Company’s loan production during the interim period prior to closing of the Asset Purchase Agreement, we currently do not expect to utilize any significant liquidity to originate new loans and the need for cash to fund the operating losses of our mortgage banking business. If we are not able to consummate the Asset Purchase Agreement, we will cease to receive these benefits and may not have the liquidity and capital resources necessary to run our business.

Our business requires a significant amount of cash, and if it is not available, our business and financial performance will be significantly harmed.

We require substantial amounts of cash to fund our loan originations and to pay loan origination expenses. By holding our loans pending sale or securitization, we may also require cash as our warehouse facilities may not fund the entire principal balance of our loans, or if our loans are financed past the permitted term under our warehouse lines, or decline in value, we may need cash to reduce our borrowing under the warehouse facilities to the permitted level. We also need cash to satisfy our working capital, minimum REIT distribution requirements, financial covenants in our warehouse facilities and other needs. We finance the majority of the loans we make by borrowing from our warehouse facilities and pledging the loans made as collateral. If the value of the loans we pledged as collateral declines, we may need cash to offset any decline in value. In addition, if our minimum distribution requirements to maintain our REIT status become large relative to our cash flow as a result of our income exceeding our cash flow, we may be forced to borrow to raise capital on unfavorable terms in order to maintain our REIT qualification.

Our primary sources of cash consist of:

•	borrowings, including under our warehouse facilities;

•	our net interest income;

•	the proceeds from the sale of our loans; and

•	net proceeds from the sale of our securities.

Pending the sale or securitization of a pool of mortgage loans, we originate mortgage loans that we finance through borrowings from our warehouse facilities. It is possible that our warehouse lenders could experience changes in their ability to advance funds to us, independent of our performance or the performance of our loans. In addition, if the regulatory capital requirements imposed on our lenders change, our lenders may be required to increase significantly the cost of the lines of credit that they provide to us.

As of September 30, 2006, we financed substantially all of our loan originations through warehouse facilities. Each of these facilities may be terminated by the lender upon an event of default, subject in some cases to cure periods. As of September 30, 2006, the aggregate balance outstanding under these facilities, including accrued interest, was approximately $680.5 million. The warehouse facilities mature between November 2006 and May 2007. If we are not able to renew any of these warehouse facilities or arrange for new financing on terms acceptable to us, or if we default on our covenants or are otherwise unable to access funds under any of these facilities, we may not be able to originate new loans or continue to fund our operations, which would have a material adverse effect on our business, financial condition, liquidity and results of operations. During the nine months ended September 30, 2006,, we determined that we were not in compliance with certain of these financial covenants (primarily profitability and total net worth covenants). We received waivers from all lenders concerning the non-compliance except one lender. As of September 30, 2006, amounts outstanding under the line provided by the lender that had not granted the waiver were $307.7 million. This amount had been reduced to less than $7 million in November 2006. The lender has not declared an event of default as of November 14, 2006 and management is continuing to work to obtain a waiver. If necessary, amounts due under the line can be paid off and non-compliance with the covenants is not expected to have a material effect on our financial statements or ongoing liquidity. If we fail to comply with financial covenants in any of our warehouse facilities in the future and are not able to cure the non-compliance or obtain the necessary waivers, these facilities may be terminated by the lenders.

We generally fund less than 100% of a loan balance with warehouse debt, requiring us to invest cash to the extent the originated balance is not funded by the warehouse facility. This funding shortfall ranges from 0% to 2% on newly originated loans. The longer loans remain funded by a warehouse facility the more our warehouse lenders require us to advance against the loans. In addition, our warehouse lenders may require us to have on deposit a cash margin against funded loans based upon the loan’s estimated market value.

The market for any senior or subordinate securities we issue through securitizations could become temporarily illiquid or trade at steep discounts, thereby reducing the cash flow we receive over time from our loans subject to the securities. In addition, our operating cash flow could be reduced if we sell more loans at a discount than at a premium or at lower premiums. Cash flows from principal repayments could be reduced should prepayments slow or should credit quality trends deteriorate (in the latter case since, for certain of our assets, credit tests must be met for us to receive cash flows).

In the event that our liquidity needs exceed our access to liquidity, we may need to sell assets at an inopportune time, thus reducing our earnings. Adverse cash flow could threaten our continued ability to satisfy the income and asset tests necessary to maintain our status as a REIT or our solvency.

Our warehouse and repurchase facilities contain covenants that restrict our operations and our ability to make distributions if we are not in compliance with certain financial and other covenants.

Our warehouse and repurchase facilities contain restrictions and covenants that, among other things, require us to satisfy specified financial, asset quality and loan performance tests. If we fail to meet or satisfy any of these covenants, we would be in default under these agreements and our lenders could elect to declare all amounts outstanding under the agreements to be immediately due and payable, enforce their interests against collateral pledged under such agreements and restrict our ability to make additional borrowings.

The covenants and restrictions in our warehouse and repurchase facilities may restrict our ability to, among other things:

•	incur or guarantee additional debt;

•	make certain investments and other restricted payments;

•	pay dividends or distributions on, or redeem or repurchase, capital stock;

•	issue or sell capital stock of restricted subsidiaries;

•	grant liens;

•	enter into transactions with affiliates;

•	engage in mergers or consolidations, transfer substantially all of our assets or other events constituting a change in control;

•	finance loans with certain attributes;

•	reduce liquidity below certain levels; and

•	hold loans for longer than established time periods.

These restrictions may interfere with our ability to obtain financing, to engage in other business activities or to make distributions if we are not in compliance with these covenants, which may materially harm our business, financial condition, liquidity and results of operations. See Item 7—“Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Warehouse and Repurchase Facilities” in our Form 10-K/A for the year ended December 31, 2005.

We face intense competition that could adversely affect our market share and our revenues.

We face intense competition from finance and mortgage banking companies, other mortgage REITs and other Internet-based lending companies where entry barriers are relatively low. In addition, certain government-sponsored entities, such as the Federal National Mortgage Association, or Fannie Mae, and the Federal Home Mortgage Corporation, or Freddie Mac, are also expanding their participation in the nonconforming residential mortgage industry. These government-sponsored entities have a size and cost-of-funds advantage that allows them to purchase loans with lower rates or fees than we are willing to offer. While the government-sponsored entities presently do not have the legal authority to originate mortgage loans, including nonconforming loans, they do have the authority to buy loans. A material expansion of their involvement in the market to purchase nonconforming loans could change the dynamics of the industry by virtue of their sheer size, pricing power and the inherent advantages of a government charter. In addition, if as a result of their purchasing practices, these government-sponsored entities experience significantly higher-than-expected losses, such experience could adversely affect the overall investor perception of the nonconforming residential mortgage industry.

The intense competition in the nonconforming residential mortgage industry has also led to rapid technological developments, evolving industry standards and frequent releases of new products and enhancements. Our inability to continue enhancing our current Internet capabilities, or to adapt to other technological changes in the industry, could have a material adverse effect on our results of operations, financial condition and business prospects.

Competition in the industry can take many forms, including interest rates and costs of a loan, less stringent underwriting standards, convenience in obtaining a loan, customer service, amount and term of a loan and marketing and distribution channels. The need to maintain mortgage loan volume in this competitive environment creates a risk of price and quality competition in the mortgage industry. In fact, we have recently experienced significant price competition from other industry participants. Price competition could cause us to lower the interest rates that we charge borrowers, which could lower the value of our loans for either sale or our portfolio. If our competitors in the nonconforming residential mortgage market adopt less stringent underwriting standards, we will be pressured to do so as well, which would result in greater loan risk without compensating pricing. If we do not relax underwriting standards in response to our competitors, we may lose market share. Any increase in these pricing and underwriting pressures could reduce the volume of our loan originations and sales and have a material adverse effect on our business, financial condition, liquidity and results of operations.

We may be required to repurchase mortgage loans or indemnify investors if we breach representations and warranties, which could adversely impact our earnings.

When we sell loans, we are required to make customary representations and warranties about such loans to the loan purchaser. Our whole-loan sale agreements require us to repurchase or substitute loans in the event we breach a representation or warranty given to the loan purchaser or make a misrepresentation during the mortgage loan origination process. In the case of securitized loans, we may be required to replace them with substitute loans or cash. In addition, we may be required to repurchase loans as a result of borrower fraud or in the event of early payment default on a mortgage loan. The remedies available to a purchaser of mortgage loans are generally broader than those available to us against the originating broker. Further, if a purchaser enforces its remedies against us, we may not be able to enforce the remedies we have against the broker. The repurchased loans typically can only be financed at a steep discount to their repurchase price, if at all. Even if we are able to resell the repurchased loans, repurchased loans are typically sold at a significant discount to the unpaid principal balance. Significant repurchase activity could negatively affect our cash flow and results of operations.

If we do not maintain the appropriate state licenses we will not be allowed to originate and purchase mortgage loans in some states, which would adversely affect our operations.

State mortgage finance licensing laws vary considerably. Most states and the District of Columbia require a license in order to originate first and/or subordinate residential mortgage loans. In most of these states, the required license covers both first mortgage and subordinate mortgage loans. In some states, a separate license or additional license is needed to originate subordinate mortgage loans. In some of the states that require a license to originate residential mortgage loans, a license is also required to purchase closed mortgage loans. If we are unable to obtain and maintain the appropriate state licenses, our operations may be adversely affected.

The residential mortgage origination business is a cyclical industry and has recently entered a period of declining origination volume, which could adversely impact our business.

The residential mortgage origination business has historically been a cyclical industry, enjoying periods of strong growth and profitability followed by periods of shrinking volumes and industry-wide losses. During periods of rising interest rates, refinancing originations decrease, as higher interest rates provide reduced economic incentives for borrowers to refinance their existing mortgages. We expect the currently occurring rise in interest rates to result in a decreased volume of originations in the foreseeable future. Our results of operations may be materially adversely affected if interest rates rise.

Declining real estate values could harm our operations.

We believe the risks associated with our business will be more acute during periods of declining real estate values. While periods of rapidly increasing real estate values can increase the level of new mortgage loan originations as borrowers use increases in the value of their existing homes to support the refinancing of their existing mortgage loans or the purchase of new homes at higher levels of borrowings, declining real estate values can reduce our level of mortgage loan originations. Furthermore, declining real estate values will likely reduce our volume of cash-out refinancings and debt consolidation loans as the level of home equity available to secure such loans will be reduced. For the nine months ended September 30, 2006 and the year ended December 31, 2005, approximately 76% and 68%, respectively, of our loan originations were cash-out refinancings and debt consolidation loans. In addition, declining real estate values significantly increase the likelihood that we will incur increased payment delinquencies, foreclosures and losses on our loans in the event of default. Therefore, any sustained period of declining real estate values could adversely affect both our net interest income from loans in our mortgage loan portfolio, as well as our ability to originate, sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to our stockholders.

Adverse changes in the securitization and whole-loan markets could harm our financial performance.

In order for us to continue originating mortgage loans, we must be able to sell or securitize the loans we originate in the securitization and whole-loan markets on an ongoing basis. We use the cash proceeds from these sales to pay down warehouse facilities and originate new mortgage loans. The value of the mortgage loans we originate depends on a number of factors, including general economic conditions, interest rates and governmental regulations. In addition, we rely on institutional purchasers, such as investment banks, financial institutions and other mortgage lenders, to purchase bonds issued in securitization transactions and mortgage loans in the whole-loan market. We cannot be sure that we can sell or securitize our mortgage loans on at least a quarterly basis. Adverse changes in the securitization and whole-loan markets may affect our ability to securitize or sell our mortgage loans for acceptable prices within a reasonable period of time, which would negatively affect our earnings.

The use of securitizations with credit enhancement requirements may have a negative impact on our cash flow and could adversely impact our business.

In connection with our securitizations, we generally provide credit enhancement designed to improve the price at which we sell the securities. We may provide this credit enhancement by providing over-collateralization, paying for financial guaranty insurance policies for the loans, or both. If we use over-collateralization, we will either be required to use cash to fund the over-collateralization amount up front or we may fund the over-collateralization amount through the net interest spread, which would result in us not receiving cash flows from the transaction until the over-collateralization balance reaches certain predefined levels. If we use financial guaranty insurance policies and the expense of these insurance policies increases or the policy insurers are unable to pay claims presented by us, the net interest income we receive will be reduced. While we plan to use credit enhancement features in the future, we cannot assure you that these features will be available at costs that would allow us to achieve the desired level of net interest income from the securitizations of our mortgage loans that we anticipate being able to achieve. In addition, if the performance of our loans pledged to collateralize the securities were worse than certain parameters defined in the securitization documents, then the net interest income we otherwise would have received would be held to build up over-collateralization reserves to provide additional credit enhancements for the senior securities still outstanding at that time.

Our securitizations may restrict our cash flow if loan delinquencies or losses exceed certain levels. The terms of securitizations generally provide that, if certain delinquencies and/or losses exceed specified levels, the required level of additional collateral provided as a credit enhancement for the benefit of the investors, or over-collateralization, may be increased or may be prevented from being released as would otherwise be permitted if losses and/or delinquencies did not exceed those levels. An increase in the level of over-collateralization required may restrict our ability to receive cash from net interest income from securitization transactions and could adversely impact our business.

Our inability to realize cash proceeds from loan sales in excess of the loan acquisition cost could adversely affect our financial position and business.

We sell our loans through Encore Credit, our taxable REIT subsidiary. The net cash proceeds received from loan sales consist of the premiums received on sales of loans in excess of the outstanding principal balance, minus the discounts on loans sold for less than the outstanding principal balance. The proceeds received on loan sales depend in part on demand for consumer credit. Economic slowdowns or recessions may be accompanied by decreased real estate values and an increased rate of delinquencies, defaults and foreclosures. Potential purchasers might reduce the premiums they pay for the loans during these periods to compensate for any increased risks. Any sustained decline in demand for loans or increase in delinquencies, defaults or foreclosures is likely to significantly harm the pricing of future loan sales such that it falls below the cost to originate loans. If we are unable to originate loans at a cost lower than the cash proceeds realized from loan sales, our results of operations, financial condition, liquidity and business prospects could be materially adversely affected.

The limited specific loan performance data on the loans we have originated and sold previously makes it difficult to predict the performance of loans we retain and any revenues from future securitizations.

Prior to 2005, we sold substantially all of the loans that we originated on a whole-loan basis, and, until recently, we did not receive loan performance data on these loans from the servicers. As a result, we have limited default, delinquency, loss, and prepayment experience on these loans. Consequently, the historical delinquency, bankruptcy, foreclosure, default or prepayment experience that may be referred to for purposes of estimating future default, delinquency, loss and prepayment experience of our originated loans may not be representative of actual performance. In view of the limited historical loan performance data available to us, it is extremely difficult to validate our loss or prepayment assumptions used to calculate assumed net interest income in future securitizations of our loans, which could cause us to receive less favorable pricing terms on the mortgage-backed securities we issue than more seasoned issuers with a proven performance record receive. Differences between our assumptions and actual performance may have a material adverse effect on the pricing, interest rates and over-collateralization levels of our mortgage-backed securities and could have a material adverse effect on the timing and receipt of our future revenues, the value of the residual interests held on our balance sheet and our cash flow.

We depend on a limited number of purchasers of our loans, and the inability or unwillingness of these purchasers to purchase our loans could have a material adverse impact on our financial position and business.

Our ability to continue to originate and purchase loans depends, in part, upon our ability to securitize and sell loans in the whole-loan market in order to generate cash proceeds for new originations and purchases. For the nine months ended September 30, 2006, we sold approximately 55% of our loans to four customers, Bear Stearns (including its affiliate EMC Mortgage Corporation), Countrywide Securities Corporation, DLJ Mortgage Capital, Inc., and Washington Mutual, to whom we sold approximately 14%, 7%, 19%, and 15%, respectively. For the year ended December 31, 2005, we sold approximately 66% of our loans to four customers, EMC Mortgage Corporation, Countrywide Securities Corporation, DLJ Mortgage Capital, Inc., and Friedman, Billings, Ramsey & Co., Inc., to whom we sold approximately 27%, 13%, 12%, and 14%, respectively. For the year ended December 31, 2004, we sold approximately 72% of our loans to two customers, Countrywide Securities Corporation and Bear Stearns, to whom we sold approximately 39% and 33%, respectively. If these purchasers become unable or unwilling to purchase our loans and we are not able to find alternative purchasers, this could have a material adverse effect on our ability to fund future originations and purchases, which could have a material adverse effect on our results of operations, financial condition, liquidity and business prospects.

In a period of rising interest rates, our earnings may decrease.

We expect our primary interest rate exposure to relate to our mortgage loans, mortgage-backed securities and variable-rate debt, as well as the exchange of a fixed amount per payment period for a payment that is not fixed, or interest rate swaps, and option contracts, which put an upper limit on a floating exchange rate, or caps, that we utilize for risk management purposes. Changes in interest rates may affect our net interest income, which is the difference between the interest income we earn on our interest-earning investments and the interest expense we incur in financing these investments. Changes in the level of interest rates also can affect our ability to originate or acquire mortgage loans or mortgage-backed securities, the value of our assets and our ability to realize gains from the sale of such assets. In a period of rising interest rates, our interest expense could increase while the interest we earn on our assets might not change as rapidly due to our strategy of funding hybrid/adjustable-rate or fixed-rate assets with floating-rate liabilities. In addition, while the interest we earn on the hybrid/adjustable rate loans we hold for investment is often capped at predetermined maximums, the rate payable on liabilities such as the notes issued in our securitization transactions may be uncapped. These changes would adversely affect our profitability.

Although interest rates have been low over the past few years, the federal funds rate has risen 17 times or 425 basis points during the past two years. The corresponding increase in interest rates may discourage potential borrowers from refinancing mortgages, borrowing to purchase homes or seeking subordinate mortgages. This may decrease the number of mortgages available to be originated or acquired by our mortgage operations, which could adversely affect our operating results. In addition, borrowers with adjustable rate loans may experience “payment shock” when their initial fixed payments adjust upward to reflect the increased interest rate, which may result in the borrowers’ income being unable to support the monthly payments and potentially leading to increased defaults.

We originate a significant amount of our mortgage loans in California, Illinois, Florida and New York, and our operations could be harmed by economic downturns or natural disasters in these states.

During the nine months ended September 30, 2006, we originated approximately 40%, 10%, 12% and 6% of our mortgage loans in California, Illinois, Florida and New York, respectively. During the year ended December 31, 2005, we originated approximately 46%, 9%, 8% and 5% of our mortgage loans in California, Illinois, Florida and New York, respectively. Declines in the economy generally or residential real estate markets in any of these states may reduce the demand for mortgage loans or increase losses in the event of foreclosure, either of which would hurt our earnings.

The occurrence of a natural disaster may cause a sudden decrease in the value of real estate in any of these states and would likely reduce the value of the properties collateralizing the mortgage loans we made. Historically, California has been vulnerable to earthquakes, erosion-caused mudslides and wildfires, and Florida has been vulnerable to tropical storms, hurricanes and tornadoes. Since such natural disasters are not typically covered by the standard hazard insurance policies maintained by many borrowers, the borrowers have to pay for repairs due to such disasters. If the property is damaged, uninsured borrowers may not repair the property or may stop paying their mortgage loans. This would cause the number of foreclosures to increase and decrease our ability to recover losses on properties affected by the disasters. In addition, California has been the focal point for class action and “private attorney general” litigation against nonconforming residential mortgage lenders over the past few years. The litigation typically has been brought under the California Unfair Competition Law, a statute creating liability for “unfair” business practices even if those practices are not otherwise unlawful.

New legislative restrictions impacting telemarketing activities may harm our ability to market our loan products.

Federal and state laws regulate telemarketing practices, and may adversely impact our business. Enacted in 1991 and 1994, the Telephone Consumer Protection Act and Telemarketing Consumer Fraud and Abuse Prevention Act, respectively, are designed to restrict unsolicited advertising using the telephone and facsimile machine. Since they were enacted, however, telemarketing practices have changed significantly due to new technologies that make it easier to target potential customers while at the same time making it more cost effective to do so. The Federal Communications Commission, or FCC, and the United States Federal Trade Commission, or FTC, have responsibility for regulating various aspects of these laws, such as regulating unwanted telephone solicitations and the use of automated telephone dialing systems, prerecorded or artificial voice messages, and telephone facsimile machines. In 2003, both agencies adopted “do-not-call” registry requirements, which, in part, mandate that companies such as us maintain and regularly update lists of consumers who have chosen not to be called. These requirements also mandate that we do not call consumers who have chosen to be on the list. During the same time, many states have also adopted similar laws, with which we believe we also comply at this time. As with other regulatory requirements, these provisions impose additional regulatory and compliance costs on us and reduce the effectiveness of our marketing programs.

If many of our borrowers become subject to the Servicemembers Civil Relief Act of 2003, our cash flows and interest income may be adversely affected.

Under the Servicemembers Civil Relief Act, which in 2003 re-enacted the Soldiers’ and Sailors’ Civil Relief Act of 1940, or the Civil Relief Act, members of the military services on active duty receive certain protections and benefits. Under the Civil Relief Act, a borrower who enters active military service after the origination of his or her mortgage loan generally may not be required to pay interest above an annual rate of 6%, and the lender is restricted from exercising certain enforcement remedies, including foreclosure, during the period of the borrower’s active duty status. The Civil Relief Act also applies to a borrower who was on reserve status and is called to active duty after origination of the mortgage loan. Considering the large number of U.S. Armed Forces personnel on active duty and likely to be on active duty in the future, compliance with the Civil Relief Act could reduce our cash flow and the interest payments collected from those borrowers, and in the event of default or delay, prevent us from exercising the remedies for default that otherwise would be available to us.

If we do not manage our growth effectively, our financial performance could be harmed.

We have grown from 355 employees at December 31, 2002 to 740 employees at September 30, 2006, or an increase of more than 109% in staffing in three years. On January 6, 2006, we announced a cost savings initiative that included a reduction from seven regional processing centers down to three. In addition, 440 employees or approximately 26% of our workforce was terminated, including 108 loan officers. On April 11, 2006, we announced an additional reduction in workforce of approximately 170 employees. However, despite our recent workforce reductions, our operations have grown significantly over the past several years. This rapid increase in staffing places constraints on our ability to find and retain qualified employees, train our new employees to use our technology-based process and integrate them into our culture. The failure to manage growth effectively would significantly impair our ability to grow and could have a material adverse effect on our business, financial condition, liquidity and results of operations. Since we originated our first mortgage loan in March 2002, we have experienced rapid growth that has placed, and will continue to place, certain pressures on our management, administrative, operational and financial infrastructure.

Loan prepayment rates may increase, adversely affecting yields on our planned investments.

The value of the assets we plan to acquire may be affected by prepayment rates on mortgage loans. Prepayment rates on mortgage loans are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. In periods of declining mortgage loan interest rates, prepayments on mortgage loans generally increase and the proceeds of such prepayments are likely to be reinvested by us in assets with lower yields than the yields on the assets that were prepaid. In addition, the market value of any mortgage assets may, because of the risk of prepayment, benefit less than other fixed-income securities from declining interest rates. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments.

The nonconforming mortgage loans we originate generally have higher delinquency and default rates than prime mortgage loans, which could result in losses on loans that we retain or are required to repurchase.

The nonconforming mortgage loans we originate generally have higher delinquency and default rates than prime mortgage loans. Delinquency interrupts the flow of projected interest income from a mortgage loan, and default can ultimately lead to a loss if the net realizable value of the real property securing the mortgage loan is insufficient to cover the principal and interest due on the loan. Also, our cost of financing and servicing a delinquent or defaulted loan is generally higher than for a performing loan. We bear the risk of delinquency and default on loans at the time we originate them. In whole-loan sales, our risk of delinquency typically only extends to the first or second payment due to the purchaser of the loan, but when we securitize we continue to bear some exposure to delinquencies and losses through our residual interests and the loans underlying our on-balance sheet securitization transactions. We will need to establish allowances based on our anticipated delinquencies and losses. We also re-acquire the risks of delinquency and default for loans that we are obligated to repurchase. We attempt to manage these risks with risk-based loan pricing and appropriate underwriting policies and loan collection methods. However, if such policies and methods are insufficient to control our delinquency and default risks and do not result in appropriate loan pricing and appropriate loss allowances, our business, financial condition, liquidity and results of operations could be harmed.

Our adjustable rate mortgage products expose us to greater credit risk.

For the nine months ended September 30, 2006 and the year ended December 31, 2005, originations of adjustable rate mortgages or ARM loans totaled $3.5 billion and $11.5 billion, respectively, or 76% and 85%, respectively, of our total originations. Since the payment is subject to adjustment at some future point in time, if interest rates increase, the borrower’s income may not be able to support the monthly payment on the loan when the formerly fixed payment adjusts upward to reflect the increased interest rate. This may lead to increased default rates. In addition, already one rating agency (Standard & Poor’s) has required greater credit enhancements for securitization pools that are backed by ARMs.

Our interest-only loans may have a higher risk of default than our fully-amortizing loans.

For the nine months ended September 30, 2006 and the year ended December 31, 2005, originations of interest-only loans totaled $616 million and $3.6 billion, respectively, or 13% and 26%, respectively, of total originations. These interest-only loans require the borrowers to make monthly payments only of accrued interest for the first 24, 36 or 120 months following origination. After such interest-only period, the borrower’s monthly payment is recalculated to cover both interest and principal so that the mortgage loan will amortize fully prior to its final payment date. The interest-only feature may reduce the likelihood of prepayment during the interest-only period due to the smaller monthly payments relative to a fully-amortizing mortgage loan. If the monthly payment increases, the related borrower may not be able to pay the increased amount and may default or may refinance the related mortgage loan to avoid the higher payment. Because no principal payments may be made on such mortgage loans for an extended period following origination, if the borrower defaults, the unpaid principal balance of the related loans would be greater than otherwise would be the case for a fully-amortizing loan, increasing the risk of loss on these loans.

Our internal underwriting standards may not provide adequate protection against the risks inherent in nonconforming residential mortgage loans and as a result, our cash flows, results of operations, financial condition and liquidity, including any net interest income from securitizations, could be materially harmed.

A substantial portion of the loans we originate are underwritten generally in accordance with our underwriting guidelines that are intended to provide for nonconforming residential mortgages. The mortgage industry often refers to mortgage loans that are eligible for sale to government-sponsored entities, such as Fannie Mae and Freddie Mac, under both size and credit characteristics, as conforming or prime loans, while those mortgage loans that do not satisfy the credit, documentation or other underwriting standards prescribed by those government sponsored entities are often referred to as nonconforming loans. Accordingly, mortgage loans underwritten under our underwriting standards are likely to experience rates of delinquency, foreclosure and loss that are higher, and may be substantially higher, than mortgage loans originated in accordance with Fannie Mae or Freddie Mac underwriting guidelines. We cannot be certain that our underwriting criteria will afford adequate protection against the higher risks associated with loans made to such borrowers. If we are unable to mitigate these risks, our cash flows, results of operations, financial condition and liquidity, including any net interest income from securitizations, could be materially harmed.

We may change our investment strategy without your consent, which may result in our investing in riskier investments than our currently planned investments.

We may change our investment strategy at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described under the caption “Business” in Item 1, Part I of our Form 10-K/A for the year ended December 31, 2005. A change in our investment strategy may increase our exposure to, among other things, credit risk, interest rate risk and real estate market fluctuations.

Our hedging strategies may not be successful in mitigating our risks associated with interest rates.

We use various derivative financial instruments to provide a level of protection against interest rate risks, but no hedging strategy can protect us completely. When rates change, we expect to record a gain or loss on derivatives, which would be offset by an inverse change in the value of loans or residual interests. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Currently, we use primarily Eurodollar futures contracts to manage interest rate risk on loans held-for-sale and interest rate cap agreements and interest rate swap agreements to manage interest rate risk on loans held-for-investment; however, our actual hedging decisions will be determined in light of the facts and circumstances existing at the time and may differ from our currently anticipated hedging strategy. Any significant decrease in interest rates could result in a significant margin call on our Eurodollar positions, which would require us to provide the counterparty with additional cash collateral. Any such margin call could harm our liquidity, results of operations, financial condition and business prospects.

We cannot assure you that our use of derivatives will offset the risks related to changes in interest rates. The derivative financial instruments we select may not have the effect of reducing our interest rate risk. In addition, the nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses. In addition, hedging strategies involve transaction and other costs. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses, and such losses could harm our results of operations, financial condition and business prospects.

New legislation and regulations directed at curbing predatory lending practices could restrict our ability to originate, purchase or price nonconforming residential mortgage loans, which could adversely impact our earnings.

The Home Ownership and Equity Protection Act, or HOEPA. identifies a category of residential mortgage loans and subjects such loans to restrictions not applicable to other residential mortgage loans. Loans subject to HOEPA consist of loans on which certain points and fees or the annual percentage rate, known as the interest rate, exceed specified levels. Laws, rules and regulations have been adopted, or are under consideration, at the state and local levels that are similar to HOEPA in that they impose certain restrictions on loans that exceed certain cost parameters. These state and local laws generally have lower thresholds and broader prohibitions than under the federal law. The restrictions include prohibitions on steering borrowers into loans with high interest rates and away from more affordable products, selling unnecessary insurance to borrowers, flipping or repeatedly refinancing loans and originating loans without a reasonable expectation that the borrowers will be able to repay the loans without regard to the value of the mortgaged property. At this time we believe we are adhering to all city, county, state and federal restrictions. Compliance with some of these restrictions requires lenders to make subjective judgments, such as whether a loan will provide a “net tangible benefit” to the borrower. These restrictions expose a lender to risks of litigation and regulatory sanction no matter how carefully a loan is underwritten and impact the way in which a loan is underwritten. The remedies for violations of these laws are not based on actual harm to the consumer and can result in damages that exceed the loan balance. Liability for violations of HOEPA, as well as violations of many of the state and local equivalents, would extend not only to us, but to assignees, which may include our warehouse lenders, whole-loan buyers and securitization trusts, regardless of whether such assignee knew of or participated in the violation.

It is our policy not to originate or purchase loans that are subject to HOEPA or are defined by state and local laws as being predatory or high-cost, because the institutional purchasers of our loans and/or the warehouse lenders that provide financing for our loan origination operations do not wish to purchase or finance such loans. Rating agencies often refuse to rate any securitization including loans subject to these laws or may rate such transactions based on higher over-collateralization levels. If we miscalculate the numerical thresholds regulated by these loans, we may mistakenly originate or purchase such loans and bear the related marketplace and legal risks. The thresholds below which we try to originate loans may create artificial barriers to production and may limit the price at which we can offer loans to borrowers and our ability to underwrite, originate, sell and finance mortgage loans. Prior to our initial public offering, we ceased doing business for a period of time in Georgia, New Jersey and certain cities within Ohio because we believed compliance with these requirements could not be assured at a reasonable cost with the degree of certainty that we required, and we may cease doing business in additional jurisdictions in the future where we, or our counterparties, make similar determinations with respect to anti-predatory lending laws.

We may decide to make a loan that is covered by one of these laws, rules or regulations if, in our judgment, the loan is made in accordance with our strict legal compliance standards and without undue risk relative to litigation or to the enforcement of the loan according to its terms. If we decide to relax our self-imposed restrictions on originating loans subject to these laws, rules and regulations, we will be subject to greater risks for actual or perceived non-compliance with the laws, rules and regulations, including demands for indemnification or loan repurchases from the parties to whom we broker or sell loans, class action lawsuits, increased defenses to foreclosure of individual loans in default, individual claims for significant monetary damages, and administrative enforcement actions. Any of the foregoing could materially harm our business, financial condition and results of operations.

Some of our competitors that are national banks or federally chartered thrifts and their operating subsidiaries may not be subject to these state and local laws and may as a consequence be able to capture market share from us and other lenders. Federal regulators have expressed their position that these preemption provisions benefit mortgage subsidiaries of federally chartered institutions as well. In January 2004, the Comptroller of the Currency finalized preemption rules that confirm and expand the scope of this federal preemption for national banks and their operating subsidiaries. Such federal preemption rules and interpretations generally have been upheld in the courts. At least one national rating agency has announced, that in recognition of the benefits of federal preemption, it will not require additional credit enhancement by federal institutions when they issue securities backed by mortgages from a state that it deems to have anti-predatory lending laws with clear and objective standards. As a non-federal entity, we will continue to be subject to such rating agency requirements arising from state or local lending-related laws or regulations. Accordingly, as a mortgage lender that is generally subject to the laws of each state in which we do business, except as may specifically be provided in federal rules applicable to all lenders, we may be subject to state legal requirements and legal risks under state laws to which these federally regulated competitors are not subject, and this disparity may have the effect of giving those federal entities legal and competitive advantages. Passage of additional laws in other jurisdictions could increase compliance costs, lower fee income and lower origination volume, all of which would have a material adverse effect on our results of operations, financial condition and business prospects.

The United States Congress has recently considered legislation, such as the Ney-Kanjorski Responsible Lending Act introduced in 2005, which, among other provisions, would limit fees that a lender is permitted to charge, including prepayment fees, restrict the terms lenders are permitted to include in their loan agreements and increase the amount of disclosure required to be given to potential borrowers. We cannot predict whether or in what form Congress or the various state and local legislatures may enact legislation affecting our business. We are continually evaluating the potential impact of these initiatives, if enacted, on our lending practices and operations. As a consequence of these and other initiatives, we are unable to predict whether federal, state, or local authorities will require changes in our lending practices in the future, including reimbursement of fees charged to borrowers, or the possible imposition of fines. These changes, if required, could adversely affect our profitability, particularly if we make such changes in response to new or amended laws, regulations or ordinances in California, Illinois, Florida, Massachusetts, New Jersey, or New York, or any other state where we originate a significant portion of our mortgage loans.

We are also seeing an evolution in the regulatory use of alternative means to impact the behavior of mortgage lenders as evidenced by the settlement announced in January 2006, between the retail subsidiaries of ACC Capital Holdings Corporation and 49 State Attorney’s General and the District of Columbia. It is plausible that the entire mortgage lending industry may be subject to additional evolving standards of conduct addressing the broad category of ethical behavior by way of state unfair and deceptive trade practices, which may increase our cost of production and subject us to additional regulatory oversight.

Certain state laws restrict or prohibit the imposition of prepayment fees on mortgage loans.

The value of a mortgage loan depends, in part, upon the expected period of time that the mortgage loan will be outstanding. If a borrower pays off a mortgage loan in advance of this expected period, the holder of the mortgage loan does not realize the full value expected to be received from the loan. A prepayment fee payable by a borrower who repays a loan earlier than expected helps offset the reduction in value resulting from the early payoff. Consequently, the value of a mortgage loan is enhanced to the extent the loan includes a prepayment fee, and a mortgage lender can offer a lower interest rate and/or lower loan fees on a loan that has a prepayment penalty. Prepayment fees are an important feature, which we rely upon to obtain a higher value on the loans we originate.

Certain state laws restrict or prohibit the imposition of prepayment fees on mortgage loans. These restrictions prohibit us from charging any prepayment fee on first or subordinate mortgages in several states, and restrict the amount or duration of prepayment fees that we may impose in several states, as well. State laws regulating prepayment fees vary widely from state to state. Generally speaking, these laws fall into the following four categories: (a) prohibiting prepayment fees for all mortgage loans or certain mortgage loans; (b) authorizing prepayment fees subject to certain conditions, such as the creditor being licensed for certain loans, or pursuant to a certain formula for a certain period of time; (c) prohibiting or restricting prepayment fees for mortgage loans covered under the state’s anti-predatory lending law, but not for other mortgage loans; and (d) including prepayment fees in the calculation of points and fees for purposes of determining whether a loan is covered by an anti-predatory lending law.

Prohibited Prepayment Fees

Blanket prohibitions on imposing prepayment fees may arise under one of two types of laws. First, some state licensing laws prohibit licensees from charging prepayment fees on loans that they originate. Alabama’s Consumer Finance Act is one such licensing law. Second, in the limited number of states that have enacted a version of the Uniform Consumer Credit Code, prepayment fees for mortgage loans covered by such laws are often prohibited, but prepayment fees for mortgage loans that are not covered by such laws may not be prohibited. Colorado is one such example.

Authorized Prepayment Fees Subject to Certain Restrictions

California’s Civil Code is an example of a law of general applicability that authorizes fees subject to certain conditions. The Civil Code permits most lenders to contract for a prepayment fee within the first five years of the loan’s repayment as long as the transaction is not subject to the provision of the state’s “covered loan” statute (in which case the “covered loan” must not include a prepayment penalty after the first 36 months). A prepayment fee may be imposed on any amount prepaid in any twelve month period in excess of 20% of the original principal amount of the loan, which charge must not exceed an amount equal to the payment of six months’ advance interest on the amount prepaid in excess of 20% of the original principal amount.

Prepayment Fee Provisions Under State Anti-Predatory Lending Laws (i) Prohibiting or Restricting such Fees or (ii) Including such Fees in the Points and Fees Test

Over the past few years, states have begun to adopt anti-predatory lending laws. These anti-predatory lending laws typically address prepayment fees in one of two ways: (i) in definitions of loans covered by the law; or (ii) in the prohibited terms and practices for such loans. With respect to defining the loans covered by the law, several laws include prepayment fees in the calculation of “points and fees” for purposes of determining whether a loan is covered by the anti-predatory loan provisions. For example, in New Jersey, lenders must include in the calculation: (i) the maximum amount of prepayment fees and penalties that may be charged or collected under the terms of the loan documents; and (ii) all prepayment fees or penalties that are incurred by the borrower if the loan refinances a previous loan made or currently held by the same creditor or an affiliate of the creditor. With respect to regulated practices, some predatory lending laws prohibit or severely restrict a lender’s ability to contract for a prepayment fee on loans covered by the law. For example, in Georgia, for any loan that constitutes a “high cost home loan,” a lender may not include a prepayment fee after two years or that exceeds in the aggregate: (i) in the first 12 months of the loan, more than 2% of the loan amount prepaid; or (ii) in the second 12 months of the loan, more than 1% of the loan amount prepaid.

This may place us at a competitive disadvantage relative to financial institutions such as national banks and federally-chartered thrifts that will continue to enjoy federal preemption of such state restrictions. Such institutions generally may be able to charge prepayment penalties without regard to state restrictions and, as a result, may be able to offer loans with interest rate and fee structures that are more attractive than the interest rate and fee structures that we are able to offer.

Our business could be harmed if courts in other jurisdictions take a course similar to that of the Appellate Court of Illinois by determining that certain federal laws do not preempt certain state statutes, which could expose us to litigation for fees charged in connection with loans we originated in their jurisdiction.

On March 31, 2004, the Appellate Court of Illinois held, contrary to the understanding of many in the industry, that Section 501(a) of the Depository Institutions Deregulation and Monetary Control Act, or DIDMCA, does not preempt the limitations on loan-related charges and fees contained in Section 4.1a of the Illinois Interest Act. If the Illinois Supreme Court had not overturned the Appellate Court’s decision, we might have reduced our operations in Illinois to reduce our exposure to litigation concerning fees we charged in connection with Illinois loans. Any such litigation, if decided against us, could have had a material adverse effect on our business, results of operations and financial condition. If courts in other jurisdictions follow the Appellate Court of Illinois, we could be exposed to similar litigation in those jurisdictions, which may cause us to limit our operations in those locations.

The broad scope of our operations exposes us to risks of noncompliance with an increasing and inconsistent body of complex laws and regulations at the federal, state and local levels.

Because we may originate and purchase mortgage loans in all 50 states, we must comply with the laws and regulations, as well as judicial and administrative decisions, of all of these jurisdictions, as well as an extensive body of federal laws and regulations. The volume of new or modified laws and regulations has increased in recent years, and, in addition, individual cities and counties have begun to enact laws that restrict nonconforming loan origination activities in those cities and counties. State and local governmental authorities have focused on the lending practices of companies in the nonconforming mortgage lending industry, sometimes seeking to impose sanctions for practices such as charging excessive fees, imposing interest rates higher than warranted by the credit risk of the borrower, failing to adequately disclose the material terms of loans and abusive servicing and collection practices. The laws and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. As our operations continue to grow, it may be more difficult to comprehensively identify and to accurately interpret applicable laws and regulations and to employ properly our policies, procedures and systems and effectively train our personnel with respect to all of these laws and regulations, thereby potentially increasing our exposure to the risks of noncompliance with these laws and regulations.

Our failure to comply with this regulatory regimen can lead to:

•	civil and criminal liability, including potential monetary penalties;

•	loss of lending licenses or approved status required for continued lending and servicing operations;

•	demands for indemnification or loan repurchases from purchasers of our loans;

•	legal defenses causing delay and expense;

•	adverse effects on the servicer’s ability to enforce loans;

•	the borrower having the right to rescind, void, or cancel the loan transaction;

•	adverse publicity;

•	individual and class action lawsuits;

•	administrative enforcement actions;

•	damage to our reputation in the industry;

•	inability to sell or securitize our loans;

•	loss of the ability to obtain ratings on our securitizations by rating agencies; or

•	inability to obtain credit to fund our operations.

Although we have systems and procedures directed to compliance with these legal requirements and believe that we are in material compliance with all applicable federal, state and local statutes, rules and regulations, we cannot assure you that more restrictive laws and regulations will not be adopted in the future, or that governmental bodies will not interpret existing laws or regulations in a more restrictive manner, which could make compliance more difficult or expensive. These applicable laws and regulations are subject to administrative or judicial interpretation, but some of these laws and regulations have been enacted only recently or may be interpreted infrequently. As a result of infrequent or sparse interpretations, ambiguities in these laws and regulations may leave uncertainty with respect to permitted or restricted conduct under them. Any ambiguity under a law to which we are subject may lead to regulatory investigations, governmental enforcement actions or private causes of action, such as class action lawsuits, with respect to our compliance with applicable laws and regulations. Furthermore, judicial resolution of regulatory issues related to our industry, even where we are not involved directly, could impose additional regulations or standards upon us that may materially increase our costs of doing business or restrict our ability to conduct our business as we currently operate.

If financial institutions face exposure stemming from legal violations committed by the companies to which they provide financing or underwriting services, this could increase our borrowing costs and negatively affect the market for whole-loans and mortgage-backed securities.

In June 2003, a California jury found a warehouse lender and securitization underwriter liable in part for fraud on consumers committed by a lender to whom it provided financing and underwriting services. The jury found that the investment bank was aware of the fraud and substantially assisted the lender in perpetrating the fraud by providing financing and underwriting services that allowed the lender to continue to operate, and held it liable for 10% of the plaintiff’s damages. This is the first case we know of in which an investment bank was held partly responsible for violations committed by a mortgage lender customer. Shortly after the announcement of the jury verdict in the California case, the Florida Attorney General filed suit against the same financial institution, seeking an injunction to prevent it from financing mortgage loans within Florida, as well as damages and civil penalties, based on theories of unfair and deceptive trade practices and fraud. The suit claims that this financial institution aided and abetted the same lender involved in the California case in its commission of fraudulent representations in Florida. As of the date of this annual report, there has been no ruling in this case. If other courts or regulators adopt this “aiding and abetting” theory, investment banks may face increased litigation as they are named as defendants in lawsuits and regulatory actions against the mortgage companies with which they do business. Some investment banks may exit the business, charge more for warehouse lending and reduce the prices they pay for whole-loans in order to build in the costs of this potential litigation. This could, in turn, have a material adverse effect on our results of operations, financial condition and business prospects.

If we are unable to maintain and expand our network of independent brokers, our loan origination business will decrease.

Substantially all of our originations of mortgage loans comes from independent brokers in our wholesale operation. In 2005, 50 brokers originated approximately 24% of our mortgage loans. The brokers with whom we associate are not contractually obligated to do business with us. Further, our competitors also have relationships with the same brokers with whom we associate and actively compete with us in our efforts to obtain loans from these brokers and to expand our broker network. Accordingly, we cannot assure you that we will be successful in maintaining our existing relationships or expanding our broker network, the failure of which could negatively affect the volume and pricing of our loans, which would have a material adverse effect on our business, financial condition, liquidity and results of operations.

If our servicers fail to adequately service the loans we originate and sell, this could negatively affect our business, financial condition, liquidity and results of operations.

We currently outsource the servicing of all the loans we originate. For the loans we originate and hold for sale and loans we securitize, we enter into servicing agreements with a third party. If a servicer were to terminate the agreement or refuse or be unable to provide the necessary service, our choices for a new servicer may be limited and we may not be able to identify another servicer at the same cost or at all. With respect to the loans we securitize, if we are unable to engage another servicer, in addition to providing the servicing of the loans, we may be obligated to make advances for delinquent payments and other servicing-related costs may be increased, which could have a negative effect on our results of operations and financial condition.

Poor servicing and collections for which we are reliant on third-party servicers or a transfer of servicing could adversely affect the amount or value of the cash flow received from our securitized portfolio, the value of our residual interests, our ability to sell or securitize loans and increase the likelihood that repurchase obligations are triggered, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.

We are subject to losses due to fraudulent and negligent acts on the part of loan applicants, mortgage brokers, other vendors and our employees.

When we originate mortgage loans, we rely heavily upon information supplied by third parties, including the information contained in the loan application, property appraisal, title information, and employment and income documentation. If any of this information is intentionally or negligently misrepresented and such misrepresentation is not detected prior to loan funding, the actual value of the loan may be significantly lower than expected. Whether a misrepresentation is made by the loan applicant, the mortgage broker, another third party or one of our employees, we generally bear the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsaleable or subject to repurchase if it is sold prior to detection of the misrepresentation. Entities making misrepresentations are often difficult to locate, and it is often difficult to collect any monetary losses we have suffered from them. We cannot assure you that we have detected or will detect all misrepresented information in our loan originations.

We may be subject to fines or other penalties based upon the conduct of our independent brokers.

The mortgage brokers from which we obtain loans have parallel and separate legal obligations to which they are subject. While these laws may not explicitly hold the originating lenders responsible for the legal violations of mortgage brokers, increasingly federal and state agencies have sought to impose such assignee liability. For example, the FTC entered into a settlement agreement with a mortgage lender where the FTC characterized a broker that had placed all of its loan production with a single lender as the “agent” of the lender; the FTC imposed a fine on the lender in part because, as “principal,” the lender was legally responsible for the mortgage broker’s unfair and deceptive acts and practices. In the past, the United States Department of Justice has sought to hold a mortgage lender responsible for the pricing practices of its mortgage brokers, alleging that the mortgage lender was directly responsible for the total fees and charges paid by the borrower under the Fair Housing Act even if the lender neither dictated what the mortgage broker could charge nor kept the money for its own account. Accordingly, we may be subject to fines or other penalties based upon the conduct of our independent mortgage broker customers.

Stockholder, director and officer refusal to comply with regulatory requirements may interfere with our ability to do business in certain states.

Some states in which we operate may impose regulatory requirements on our officers and directors and persons holding certain amounts, usually 10% or more (but in some cases 5%), of our common stock. If any such person fails to meet or refuses to comply with a state’s applicable regulatory requirements for mortgage lending, we could lose our authority to conduct business in that state.

In many states, unless waived, certain officers, directors and/or securityholders of a license applicant are required to provide certain personal background and/or financial disclosures. In some states, unless waived, certain officers, directors or securityholders of a license applicant are required to submit fingerprint cards for processing by law enforcement agencies. Failure to submit the required personal background or financial disclosures or fingerprint cards could lead to the denial of a license application. We have made the required submissions, in connection with applying for the state licenses required for us to originate, purchase, and/or table fund mortgage loans, in all states except for New York. As new officers or directors are appointed, or as additional investors acquire the requisite shares of stock, the background or financial disclosures or fingerprint card submissions may need to be filed in some states, which may be done as part of the license renewal process in some of these states. Failure to submit required background, financial disclosures, or fingerprint cards could lead to a fine or license suspension or revocation.

We are subject to significant legal and reputational risks and expenses under federal and state laws concerning privacy, use and security of customer information.

The federal Gramm-Leach-Bliley financial reform legislation imposes significant privacy obligations on us in connection with the collection, use and security of financial and other nonpublic information provided to us by applicants and borrowers. To date, thirty states have either enacted or are considering enacting even more stringent privacy or customer-information-security breach legislation. Because laws and rules concerning the use and protection of customer information are continuing to develop at the federal and state levels, we expect to incur increased costs in our effort to be and remain in full compliance with these requirements. Nevertheless, despite our efforts we will be subject to legal and reputational risks in connection with our collection and use of customer information, and we cannot assure you that we will not be subject to lawsuits or compliance actions under such state or federal privacy requirements. To the extent that a variety of inconsistent state privacy rules or requirements are enacted, our compliance costs could substantially increase.

The inability to attract and retain qualified employees could significantly harm our business.

We depend on our account executives to attract borrowers by, among other things, developing relationships with other financial institutions, mortgage companies, real estate agents and brokers, and others. These relationships lead to repeat and referral business. The market for skilled account executives and loan officers is highly competitive. During January and April 2006, we announced two workforce reductions, which along with natural attrition, have resulted in a reduction in workforce of over 800 employees. Competition for qualified account executives and loan officers may lead to increased hiring and retention costs. If we are unable to attract or retain a sufficient number of skilled account executives and loan officers at manageable costs, it could harm our business, financial condition, and results of operations. We must continue to motivate employees and keep them focused on our strategies and goals, which may be particularly difficult due to morale challenges posed by workforce reductions and general uncertainty.

The success and growth of our business will depend upon our ability to adapt to and implement technological changes to remain competitive and any failure to do so could result in a material adverse effect on our business.

Our mortgage loan origination business is currently dependent upon our ability to interface effectively with our brokers, borrowers and other third parties and to process loan applications and closings efficiently. The origination process is becoming more dependent upon technological advancement, such as our continued ability to process applications over the Internet, accept electronic signatures, provide process status updates instantly and other customer-expected conveniences that are cost-efficient to our process. Maintaining and improving this new technology and becoming proficient with it may also require significant capital expenditures. As these requirements increase in the future, we will have to develop fully these technological capabilities to remain competitive and any failure to do so could have a material adverse effect on our business, results of operations and financial condition.

Our operations are dependent on our ability to protect our automated underwriting system and data centers against damage.

Our operations are dependent on our ability to protect our computer equipment and the information stored in our data centers against damage that may be caused by fire, power loss, telecommunications failures, unauthorized intrusion, computer viruses and disabling devices, natural disasters and other similar events. We cannot assure you that a fire or other natural disaster would not result in a prolonged disruption of our automated underwriting system or permanently impair some of our operations. A prolonged service disruption or other impairment of operations could damage our reputation with customers, expose us to liability, cause us to lose existing customers or increase our difficulty in attracting new ones. We may also incur significant costs for using alternative off-site equipment.

We are exposed to environmental liabilities with respect to properties to which we take title.

In the course of our business, we may foreclose and take title to residential properties, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

If we make any acquisitions, we will incur a variety of costs and may never realize the anticipated benefits.

If appropriate opportunities become available, we may attempt to acquire businesses that we believe are a strategic fit with our business. We currently have no agreements to consummate any material acquisitions. Any such acquisitions that are material to us would generally require the prior approval of our stockholders. If we pursue any such transaction, the process of negotiating the acquisition and integrating an acquired business may result in operating difficulties and expenditures and may require significant management attention that would otherwise be available for the ongoing development of our business, whether or not any such transaction is ever consummated. Moreover, we may never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to goodwill and other intangible assets, which could harm our business, results of operations and financial condition.

Our internal control over financial reporting may not be adequate and our independent auditors may not be able to certify as to their adequacy, which could have a significant and adverse effect on our business and reputation.

We are evaluating our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and rules and regulations of the SEC thereunder, which we refer to as Section 404. Section 404 requires a reporting company such as ours to, among other things, annually review and disclose its internal controls over financial reporting, and evaluate and disclose changes in its internal controls over financial reporting quarterly. We will be required to comply with Section 404 as of December 31, 2006. We are currently performing the system and process evaluation and testing required (and any necessary remediation) in an effort to comply with the management certification and auditor attestation requirements of Section 404. In the course of our ongoing evaluation, we have identified areas of our internal controls requiring improvement, and plan to design enhanced processes and controls to address these and any other issues that might be identified through this review. As a result, we expect to incur additional expenses and diversion of management’s time. We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations and may not be able to ensure that the process is effective or that the internal controls are or will be effective in a timely manner. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent auditors may not be able to certify as to the effectiveness of our internal control over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could adversely affect our results.

Risks Related to Our Organization and Structure

Our charter prohibits certain entities from owning our shares, which might reduce the demand for our shares by limiting the potential purchasers of our shares.

If certain types of entities hold our shares, then a tax will be imposed on us if we hold a residual interest in a real estate mortgage investment conduit, or REMIC, and, although the law on the matter is unclear, a tax might be imposed on us if we hold an interest in a taxable mortgage pool. To prevent us from being required to pay this tax in that event, our charter prohibits our shares from being held by the entities that might cause this tax to be imposed on us. These entities include: the United States; any state or political subdivision thereof; any foreign government; any international organization; any agency or instrumentality of any of the foregoing; any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Internal Revenue Code of 1986 (the “Code”), as amended, that is both exempt from income taxation and exempt from taxation under the unrelated business taxable income provisions of the Code; and any rural electrical or telephone cooperative.

Provisions of our charter and Maryland law may limit the ability of a third party to acquire control of our company.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter impose special super majority stockholder voting requirements on these combinations;

•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares; and

•	“unsolicited takeover” provisions of Maryland law that permit our board of directors, without stockholder approval, to implement possible takeover defenses, such as a classified board, which we do not currently have.

We have opted out of the control share provisions of the MGCL pursuant to a provision in our bylaws. However, we may, by amendment to our bylaws, become subject to the control share provisions of the MGCL in the future. We have also, by resolution of our board of directors, excluded any business combination with us from the business combination provisions of the MGCL. There can be no assurance that this provision will not be amended or eliminated at any time in the future. There can also be no assurance that the “unsolicited takeover” provisions that we are not currently opted into will not be implemented by our board of directors in the future.

Our charter and bylaws contain provisions that may have an anti-takeover effect and inhibit a change in our board of directors. These provisions include the following:

•	There are ownership limits and restrictions on transferability in our charter. Our charter, subject to certain exceptions, authorizes our board of directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and to limit any person to actual or constructive ownership of no more than 5.6% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock and no more than 5.6% in value of our outstanding capital stock. Our board of directors, in its sole discretion, may exempt a proposed transferee from these ownership limits. However, our board of directors may not grant an exemption from the ownership limit to any proposed transferee whose actual or constructive ownership, of in excess of 5.6% of the value of the outstanding shares of our capital stock could jeopardize our status as a REIT. Our co-chief executive officers, Steven G. Holder and Shabi S. Asghar, together with each of their respective affiliates, will each be permitted to own up to 19.58% and 12.92%, respectively, of our common stock. These restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. These ownership limits may delay or impede a transaction or a change of control that might be in the best interest of our stockholders.

•	Our charter permits our board of directors to issue common stock or preferred stock, without any action by our stockholders, with terms that may discourage a third party from acquiring us. Our charter permits our board of directors to issue up to 200,000,000 shares of common stock and up to 20,000,000 shares of preferred stock. Our charter also permits our board of directors, without stockholder approval, to amend our charter to increase our authorized shares of stock. In addition, our board of directors may classify or reclassify unissued shares of common stock or preferred stock and may set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of the classified shares. As a result, our board of directors could authorize the issuance of common stock or preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares.

•	Our charter and bylaws contain other possible anti-takeover provisions. Our charter and bylaws contain other provisions that may have the effect of delaying, deterring or preventing a change in control of us or the removal of existing directors and, as a result, could prevent our stockholders from being paid a premium for their common stock over the then prevailing market price.

•	Removal of Directors. Under our charter, subject to the rights of one or more future classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause and then only by the affirmative vote of at least two-thirds of all votes entitled to be cast by our stockholders generally in the election of directors.

•	Stockholder-Requested Special Meetings. Our bylaws provide that our stockholders have the right to call a special meeting only upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast by the stockholders at such meeting.

•	Number of Directors, Board Vacancies, Term of Office. Our charter and bylaws provide a majority of the entire board of directors with the right to determine the number of directors; however, the number of directors may not be fewer than one, as required by Maryland law, or more than fifteen. Vacancies on the board may be filled by the affirmative vote of a majority of the remaining directors, including those resulting from the removal of a director or an increase in the number of directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

•	Advance Notice Provisions for Stockholder Nominations and Proposals. Our bylaws require advance written notice for stockholders to nominate persons for election as directors at, or to bring other business before, any meeting of stockholders. This bylaw provision limits the ability of stockholders to make nominations of individuals for election as directors or to introduce other proposals unless we are notified in a timely manner prior to the meeting.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our bylaws, in the case of directors and officers, require us to indemnify our directors and officers for actions taken by them in those capacities to the full extent permitted by Maryland law.

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for monetary damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services, or (b) active and deliberate dishonesty established by final judgment and which is material to the cause of action. Our charter contains a provision that eliminates directors and officers’ liability to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law.

Maintenance of our Investment Company Act exemption imposes limits on our operations.

We conduct our operations so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. To qualify for this exemption, we must maintain at least 55% of our assets directly in mortgages, qualifying pass-through certificates and certain other qualifying interests in real estate. Our ownership of certain mortgage assets may be limited by the provisions of the Investment Company Act. If the Securities and Exchange Commission, or SEC, adopts a contrary interpretation with respect to these securities or otherwise believes we do not satisfy the above exception, we could be required to restructure our activities or sell certain of our assets. To insure that we continue to qualify for the exemption, we may be required at times to adopt less efficient methods of financing certain of our mortgage assets and we may be precluded from acquiring certain types of higher-yielding mortgage assets. The net effect of these factors will be to lower our net interest income. If we fail to qualify for exemption from registration as an investment company, we will need to restructure our business to qualify for exemption from registration or register as an investment company under the Investment Company Act. If we are required to register as an investment company, our ability to use leverage would be substantially reduced, and we would not be able to conduct our business as described.

Messrs. Holder and Asghar, together with their respective affiliates, own in the aggregate approximately 29% of our outstanding common stock and there may be circumstances under which the interests of Messrs. Holder and Asghar and the interests of the holders of the remainder of our common stock will not be aligned.

Messrs. Holder and Asghar, together with their respective affiliates, own in the aggregate approximately 29% of our outstanding common stock. This may enable them to exercise substantial influence over the management of our company and on the outcome of any matters submitted to a vote of our stockholders. Circumstances may arise in which the interests of Messrs. Holder and Asghar could be in conflict with the interests of our stockholders. The concentration of ownership of our company may have the effect of delaying, deferring or preventing a change of control of our company, may discourage bids for our stock at a premium over the market price and may have a material adverse effect on the market price of our common stock.

Risks Related to Our Qualification and Operation as a REIT

Our failure to qualify as a REIT would have significant adverse consequences to us and the value of our common stock.

We currently operate in a manner that is intended to enable us to qualify as a REIT for federal income tax purposes under the Code commencing with our taxable year ending December 31, 2005, although we have not yet made any distributions to our stockholders this year, as further discussed below. We have not requested and do not plan to request a ruling from the Internal Revenue Service, or IRS, that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. If we were to lose our REIT status, we would face serious tax consequences that would substantially reduce the funds available for distribution to our stockholders for each of the years involved because:

•	we would not be required to make, nor would we be entitled to a deduction for, any distributions to stockholders in computing our taxable income and would be required to pay federal income tax at regular corporate rates;

•	we could be required to pay the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a REIT, we will not be required to make distributions to our stockholders. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and would adversely affect the value of our common stock.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the ownership of our shares, the composition of our assets and a requirement that at least 95% of our gross income in any year be derived from qualifying sources, such as interest on mortgage loans. Also, we must make distributions to stockholders aggregating annually at least 90% of our net taxable income, excluding capital gains. We did not pay a dividend in the first, second or third quarter of 2006.

The entry into the Asset Purchase Agreement and related agreements has reduced our need for liquidity and cash flows, and reduced our operating costs, which provides us with liquidity which can be utilized for distributions to our stockholders. We also plan to use the consideration received by Bear Stearns upon the close of the Asset Purchase Agreement to make distributions to our stockholders in order to satisfy the REIT distribution requirements. If we fail to consummate the Asset Purchase Agreement, our liquidity will be adversely affected, and we may not have sufficient liquidity to make the necessary distributions to continue to qualify as a REIT. In addition, we have announced that our board of directors and the special committee of our board of directors are considering a variety of strategic and structural changes, which may affect our REIT status.

Even if we qualify as a REIT for federal income tax purposes, we may be required to pay some federal, state and local taxes on our income or property and, in certain cases, a 100% penalty tax in the event we sell property, including mortgage loans, as a dealer or if a taxable REIT subsidiary of ours, including Encore Credit, Encore Credit Corporation of Minnesota or Bravo Credit, enters into an agreement with us on a basis that is determined to be other than arm’s-length. In addition, any taxable REIT subsidiary we own will be required to pay federal, state and local income taxes on its taxable income, as well as any other applicable taxes.

REIT distribution requirements could adversely affect our liquidity.

To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding capital gains, and we will be required to pay regular corporate income taxes to the extent that we distribute less than 100% of our net taxable income each year. In addition, we will be required to pay a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. We intend to make distributions to our stockholders to comply with the 90% distribution requirement and to avoid currently corporate income tax and the nondeductible excise tax. However, differences in timing between the recognition of REIT taxable income and the actual receipt of cash or the effect of non-deductible capital expenditures could require us to (i) sell assets in adverse market conditions, (ii) borrow funds on unfavorable terms, or (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt in order to comply with the 90% distribution requirement and to avoid corporate income tax and the nondeductible excise tax. Further, amounts distributed will not be available to fund investment activities. We expect to fund our investments, initially, by raising capital and, subsequently, through borrowings from financial institutions, along with securitization financings. Our failure to obtain debt or equity capital in the future could limit our ability to grow, which could have a material adverse effect on the value of our common stock.

Recognition of excess inclusion income by us could have adverse tax consequences to us or our stockholders.

We may recognize excess inclusion income and our stockholders may be required to treat a portion of the distributions they receive as excess inclusion income. Excess inclusion income may not be offset with net operating losses, represents unrelated business taxable income in the hands of an otherwise tax-exempt shareholder, and is subject to withholding tax, without regard to otherwise applicable exemptions or rate reductions, to the extent such income is allocable to a shareholder who is not a U.S. person.

Generally, excess inclusion income is the income allocable to a REMIC residual interest in excess of the income that would have been allocable to such interest if it were a bond having a yield to maturity equal to 120% of the long-term applicable federal rate, which is a rate based on the weighted average yields of treasury securities and is published monthly by the IRS for use in various tax calculations.

If a REIT holds 100% of the sole class of equity interest in a non-REMIC multi-class mortgage-backed securities offering that qualifies as a borrowing for federal income tax purposes, the equity interest retained by the REIT, under regulations that have not yet been issued, will be subject to rules similar to those applicable to a REMIC residual interest. We believe we have structured our securitization transactions to qualify as non-REMIC financing transactions for federal income tax purposes. As a result, from time to time, we may recognize excess inclusion income attributable to the equity interests we retain in those securitization transactions.

If we recognize excess inclusion income, we may, under regulations that have not yet been issued, have to allocate the excess inclusion income to the distributions we make to our stockholders to the extent our REIT taxable income (taking into account the dividends paid deduction) is less than the sum of our excess inclusions for the taxable year. If a portion of the distributions we distribute to you are characterized as excess inclusion income, then you will be taxed with respect to that excess inclusion income in the same manner that you would be taxed if you held a REMIC residual interest directly.

Generally, to maintain our REIT status, we must distribute at least 90% of our taxable income (determined without regard to the dividends paid deduction and by excluding any net capital gains) in each year. To the extent the sum of our excess inclusion income is less than 10% of our total taxable income, we may elect to pay tax on such excess inclusion income rather than treating a portion of our distributions as comprising excess inclusion income.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature and composition of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (including transferable certificates of beneficial interest) in other REITS, as well as any stock or debt instruments that are purchased with the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, of the investments included in the 25% asset class, and except for investments in other REITs, our qualified REIT subsidiaries and our taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, certain “straight debt” and other excluded securities, as described in the Code. Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

If we fail to satisfy an asset test because we acquire securities or other property during a quarter, we may cure this failure by disposing of sufficient non-qualifying assets or otherwise meet the asset tests within 30 days after the close of that quarter. In addition, other cure provisions may be available to us in the event we fail to meet the REIT qualifications tests. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful, or will not require a reduction in our overall interest in an issuer. If we fail to timely cure any noncompliance with the asset tests and certain relief provisions do not apply, we could cease to qualify as a REIT.

U.S. federal income tax treatment of REITs and investments in REITs may change, which may cause us to lose the tax benefits of operating as a REIT.

The present U.S. federal income tax treatment of a REIT and an investment in a REIT may be modified by legislative, judicial or administrative action at any time. Revisions to U.S. federal income tax laws and interpretations of these laws could adversely affect us and the tax consequences of an investment in our securities.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit the holders of our securities described below under “Selling Securityholders” to resell such securities. The selling securityholders will receive all of the proceeds from the sales of common stock sold by them pursuant to this prospectus. We will not receive any proceeds from these sales.

SELLING SECURITYHOLDERS

On February 18, 2005, we completed the private placement of 3,940,110 shares of our common stock to Friedman, Billings, Ramsey Group, Inc. Also on February 18, 2005, we completed the private placement of 131,250 shares of our common stock to Milestone Advisors LLC in consideration for financial advisory services provided by Milestone Advisors LLC. The shares issued to Friedman, Billings, Ramsey Group and Milestone Advisors were issued pursuant to exemptions from registration under Section 4(2) of the Securities Act.

In connection with these sales and issuances of these shares, on February 14, 2005, we entered into a registration rights agreement with Friedman, Billings, Ramsey Group and Milestone Advisors LLC. The registration rights agreement provides, among other things, that we will (i) prepare and file with the Securities and Exchange Commission a registration statement on Form S-3 relating to the offer and sale of the shares and (ii) use our good faith best efforts to keep such registration statement effective until the earlier of (x) the second anniversary of the effective date of such registration statement and (y) the date on which all shares held by the selling securityholders may be resold without restriction and without the need for such registration statement to be effective. We have filed the registration statement on Form S-3 of which this prospectus forms a part to comply with our obligations under the registration rights agreement. The selling securityholders, which term includes transferees, pledges, donees or other successors in interest, may from time to time offer and sell pursuant to this prospectus any or all of their shares of our common stock.

Friedman, Billings, Ramsey Group, is an affiliate of Friedman, Billings, Ramsey & Co., Inc., the lead underwriter in our initial public offering. Friedman, Billings, Ramsay & Co., Inc. and Milestone Advisors LLC, the other selling securityholder, have provided us with financial advisory services prior to and from time to time following the completion of our initial public offering. On April 28, 2006, we entered into an engagement letter with Friedman, Billings, Ramsay & Co., Inc. for the purpose of providing us with advisory services relating to our exploration of potential strategic transactions. On April 18, 2006, we entered into a similar engagement letter with Milestone Advisors LLC.

The following table sets forth, as of November 17, 2006, the number of shares and percentage of our common stock owned by each selling securityholder and the number of shares of common stock that may be offered by each selling securityholder pursuant to this prospectus. The information is based on 100,254,992 shares of our common stock outstanding as of November 17, 2006 and information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the shares of common stock. Because the selling securityholders may offer all or some portion of the common stock, we cannot estimate the amount of the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock since the date on which they provided the information regarding their shares in transactions exempt from the registration requirements of the Securities Act.

None of the selling securityholders or their affiliates is an officer or director of ECC Capital Corporation.

Name	Number of Shares Beneficially Owned Before Offering	Percentage of Shares Outstanding Before Offering	Number of Shares Available for Sale in this Offering
Friedman, Billings, Ramsey Group, Inc	3,940,110	3.9%	3,940,110
Milestone Advisors LLC	131,250	*	131,250

TOTAL	4,071,360		4,071,360

*	Less than 1%

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock is subject to and qualified in its entirety by reference to our Articles of Amendment and Restatement and our Amended and Restated Bylaws, which are attached as Exhibits to our Annual Report on Form 10-K/A for the year ended December 31, 2005. See “Incorporation by Reference” and “Where You Can Find More Information.”

Our authorized capital stock currently consists of 200,000,000 shares of common stock, par value $0.001, and 20,000,000 shares of preferred stock, par value $0.001. As of November 17, 2006, there were:

•	100,254,992 shares of common stock outstanding; and

•	outstanding options to purchase 3,863,385 shares of common stock.

Common Stock

Subject to the provisions of our charter regarding restrictions on the transfer and ownership of shares of common stock and the terms of any other class of stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of our stock, the holders of our common stock possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock, voting as a single class, can elect all of the directors then standing for election.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval by a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph, except that the amendment of certain specified provisions in the charter pertaining to the removal of directors and the restrictions on ownership and transfer requires the affirmative vote of at least two-thirds of the votes entitled to be cast. Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interest of the person or persons are owned, directly or indirectly, by the corporation. Maryland law also does not require approval of the stockholders of a parent corporation to sell all or substantially all of the assets of a subsidiary entity or for that subsidiary to merge. Because operating assets may be held by a corporation’s subsidiaries, this may mean that a subsidiary may be able to merge or sell all or substantially all of its assets without a vote of the corporation’s stockholders. Maryland law also permits the merger of a 90% or more owned subsidiary with or into its parent corporation without stockholder approval if (i) the charter of the successor in the merger is not amended other than to change its name, the name or other designation or the par value of any class or series of its stock or the aggregate par value of its stock and (ii) the contract rights of any stock in the successor issued in the merger in exchange for stock of the other corporation participating in the merger are identical to the contract rights of the stock for which it was exchanged.

Holders of shares of our common stock are entitled to receive distributions when authorized by our board of directors out of assets legally available for the payment of distributions and declared by us. Our stockholders also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. The rights described in this paragraph are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer and ownership of our capital stock contained in our charter and to the ability of our board of directors to create additional classes of common stock with differing rights from the existing common stock, all shares of our common stock have equal dividend, liquidation and other rights.

Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock into other classes or series of our stock (including preferred stock), to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. In addition, our board of directors may, without stockholder approval, amend our charter to increase our authorized shares of stock.

Preferred Stock

Our charter authorizes our board of directors to reclassify any unissued shares of common stock into preferred stock, to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any class or series of preferred stock previously authorized by our board of directors. Prior to the issuance of shares of each class or series of preferred stock, our board of directors are required by Maryland law and our charter to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions, which could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for holders of our common stock or otherwise be in their best interest. Currently, no shares of our preferred stock are outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power of our board of directors to issue additional authorized but unissued shares of our common stock or preferred stock, which may have rights senior to the common stock, and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Registration Rights

In connection with the private placement of our common stock with the selling securityholders, we entered into an agreement with the selling securityholders in which we agreed to register the resale of the shares of our common stock issued in connection with the private placement. The registration statement containing this prospectus was filed to satisfy our obligations under that agreement.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 5.6% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock or more than 5.6% of the value of our outstanding capital stock. We refer to these restrictions as the “common stock ownership limit” and the “aggregate stock ownership limit,” respectively. A person or entity that becomes subject to the common stock ownership limit or the aggregate stock ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and constructive owner or solely a constructive owner of our common stock or capital stock, as applicable, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our common stock or capital stock, as applicable.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the ownership of less than 5.6% of our common stock or outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock or capital stock, as applicable) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 5.6% of our outstanding common stock or capital stock, as applicable and thereby subject such stock to the applicable ownership limit.

Our board of directors may, in its sole discretion, waive the common stock ownership limit or aggregate stock ownership limit with respect to a particular stockholder if it:

•	determines that, except as discussed below, such ownership will not cause any individual’s actual or constructive ownership of shares of our capital stock to violate the aggregate stock ownership limit and, in each case, that any exemption from the applicable ownership limit will not jeopardize our status as a REIT; and

•	determines that such stockholder does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause us to fail to qualify as a REIT under the Code.

As a condition of such waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status.

In connection with our initial public offering, based on certain representations and covenants from Steven G. Holder and Shabi S. Asghar, our board of directors waived the common stock ownership limit and aggregate stock ownership limit with respect to the shares of our common stock actually or constructively owned by each of Steven G. Holder and Shabi S. Asghar, together with each of their respective affiliates, as of the date of the initial public offering, which ownership represented 19.58% and 12.92%, respectively, of our outstanding common stock at that time. This waiver also applies to shares of our common stock constructively owned by other persons or entities as a result of Steven G. Holder or Shabi S. Asghar’s actual or constructive ownership of our common stock. However, if an individual or entity constructively owns shares of our common stock as a result of Steven G. Holder or Shabi S. Asghar’s actual or constructive ownership of our common stock and also by another means (for example, through direct ownership), shares of our stock actually or constructively owned by such individual or entity that are not subject to the waiver discussed above will be subject to the ownership and transfer restrictions in our charter and, for purposes of determining the amount of our stock owned by such individual or entity, stock actually or constructively owned by Steven G. Holder and Shabi S. Asghar will be taken into account.

In connection with the waiver of the common stock ownership limit or aggregate stock ownership limit or at any other time, our board of directors may increase the common stock ownership limit or aggregate stock ownership limit, as applicable, for one or more persons or entities and decrease the common stock ownership limit or aggregate stock ownership limit, as applicable, for all other persons and entities; provided, however, that the decreased common stock ownership limit or aggregate stock ownership limit will not be effective for any person or entity whose percentage ownership in our stock is in excess of such decreased ownership limit until such time as such person’s or entity’s percentage of our common stock or capital stock, as applicable, equals or falls below the decreased common stock ownership limit or aggregate stock ownership limit, as applicable; but any further acquisition of our common stock or capital stock, as applicable, in excess of such percentage ownership will be in violation of the applicable ownership limit. Additionally, the new ownership limit, as applicable, may not allow five or fewer stockholders to actually or constructively own more than 49.5% in value of our outstanding capital stock.

Our charter provisions further prohibit:

•	any person from actually or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our common stock if such transfer would result in shares of our stock being owned by fewer than 100 persons (determined without reference to any rules of attribution).

In addition, our charter generally prohibits the following entities from owning our shares: the United States; any state or political subdivision thereof; any foreign government; any international organization, any agency or instrumentality of any of the foregoing; any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code, and any rural electrical or telephone cooperative. Our charter permits our board of directors to permit such an entity to own our shares if the entity agrees to indemnify us for any tax we are required to pay as a result of such ownership or we receive an opinion of tax counsel or IRS ruling to the effect that we will not be required to pay tax as a result of such entity’s ownership of our shares.

Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit as established by our board of directors or would result in us being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares in excess of the applicable ownership limit or restriction or causing us to be “closely held” or otherwise to fail to qualify as a REIT (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares in excess of the ownership limit will be void. If any transfer would result in shares of our stock being owned by fewer than 100 persons, then any such purported transfer will be void and of no force or effect.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our stock at market price, the last reported sales price reported on the New York Stock Exchange on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our stock to the trust) and (2) the market price on the date we accept, or our designee accepts, such offer. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the common stock ownership limit and the aggregate stock ownership limit or such other limit as established by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee or owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the New York Stock Exchange on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to a trust, such shares of stock are sold by a purported record transferee, then such shares shall be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount shall be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares in excess of the common stock ownership limit or aggregate stock ownership limit by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares in excess of the applicable ownership limit, and may also exercise all voting rights with respect to such shares. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote. In addition, if our board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the company to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Any beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our stock on our status as a REIT and to ensure compliance with the common stock ownership limit and the aggregate stock ownership limit, or as otherwise permitted by our board of directors.

All certificates representing shares of our common stock bear a legend referring to the restrictions described above.

These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stock or otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary of certain federal income tax considerations regarding our company and this offering of our common stock is based on current law, including:

•	the Code;

•	current, temporary and proposed Treasury regulations promulgated under the Code;

•	the legislative history of the Code;

•	current administrative interpretations and practices of the IRS; and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who received those rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this prospectus. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if so challenged. This summary does not discuss any state, local or foreign tax consequences associated with the acquisition, ownership, sale or other disposition of our common stock or our election to be taxed as a REIT. For purposes of this discussion, references to “our company” and “we” refer to ECC Capital.

Taxation of Our Company

General. ECC Capital was formed by Encore Credit on April 1, 2004, as its wholly-owned subsidiary, and Encore Credit caused ECC Capital to form a wholly-owned subsidiary, ECC Merger Sub, a California corporation for the sole purpose of effecting the corporate reorganization. ECC Merger Sub merged with and into Encore Credit, with Encore Credit remaining as the surviving entity in a transaction intended to qualify as a reorganization under Section 368(a) of the Code. As a result of this, Encore Credit became our wholly-owned subsidiary.

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ending December 31, 2005. We believe that we have been organized and have operated in a manner that allows us to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 2005, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual results of operations, asset diversification, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we will be organized or able to operate in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

The provisions of the Code that relate to the qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code and these rules and regulations.

Latham & Watkins LLP has acted as our tax counsel in connection with the filing of this prospectus and our election to be taxed as a REIT. Latham & Watkins LLP has rendered an opinion to us to the effect that commencing with our taxable year ending December 31, 2005, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. Latham & Watkins LLP has no obligation to update its opinion subsequent to its date. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code discussed below, including through annual results of operations, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See “—Failure to Qualify.”

Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that generally results from investment in a C-corporation. A C-corporation generally is required to pay full corporate-level tax. Double taxation generally means taxation that occurs once at the corporate-level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay federal income tax as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•	Third, if we have (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, including loans, held primarily for sale to customers in the ordinary course of business, other than foreclosure property.

•	Fifth, if we fail to satisfy the 75% or 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to a pay a tax equal to (1) the greater of (A) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test, and (B) the amount by which 95% of our gross income exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	Sixth, if we fail to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% and 10% asset tests), as described below, by more than a de minimis amount, due to reasonable cause and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such tests.

•	Seventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	Eighth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•	Ninth, if we acquire any asset from a corporation that is or has been a C-corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C-corporation (a “carry-over basis transaction”), and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of such gain assume that the C-corporation from which we acquire the assets will refrain from making an election under the applicable Treasury regulations

•	Tenth, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a “taxable REIT subsidiary” of ours.

•

Eleventh, with respect to a residual interest in a real estate mortgage investment conduit, or REMIC, the ownership of which is attributed to us or to a REIT in which we own an interest, we may be required to pay tax at the highest corporate rate on the amount of any excess inclusion income for the taxable year allocable to the percentage of our shares that are held by “disqualified organizations.” Although the law is unclear, similar rules may apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a taxable REIT subsidiary, we will not be required to pay this tax. For a definition of “excess inclusion income” see “—Taxation of Our Company—Taxable Mortgage Pools.” A “disqualified organization” includes:

•	the United States;

•	any state or political subdivision of the thereof;

•	any foreign government;

•	any international organization;

•	any agency or instrumentality of any of the foregoing;

•	any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

•	any rural electrical or telephone cooperative.

For this reason, our charter generally will prohibit disqualified organizations from owning our shares.

Requirements for Qualification as a Real Estate Investment Trust. The Code defines a “REIT” as a corporation, trust or association:

1)	that is managed by one or more trustees or directors;

2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

5)	that is beneficially owned by 100 or more persons;

6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively applying attribution provisions under the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year; and

7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), specified tax-exempt entities are treated as individuals, except that a “look-through” exception applies with respect to pension funds.

We believe that we have been organized, have operated, and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding the ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These stock ownership and transfer restrictions are described in “Description of Securities— Restrictions on Ownership and Transfer.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, and would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See the section below entitled “—Failure to Qualify.”

In addition, we may not maintain our qualification as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Distribution of “Earnings and Profits” Attributable to Non-REIT C-Corporation Taxable Years. To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a taxable year in which we were a C-corporation rather than a REIT, or C-corporation E&P. We will not be treated as succeeding to the C-corporation E&P of Encore Credit in connection with the formation transactions because we have made an election to treat Encore Credit as our taxable REIT subsidiary.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury regulations provide that the REIT will be deemed to own its pro rata share of the assets of the partnership or limited liability company, as the case may be, based on its capital interest in the partnership or limited liability company. The REIT will be deemed to be entitled to its pro rata share of the income and assets of such entity. However, solely for purposes of the 10% value test described below under “—Taxation of Our Company—Asset Tests,” the determination of a REIT’s interest in a partnership’s or limited liability company’s assets will be based on the REIT’s proportionate interest in any securities issued by the partnership or limited liability company, excluding for these purposes, certain securities as described in the Code. The character of the assets and gross income of the partnership or limited liability company retains the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company in which we own an interest will be treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below.

We may from time to time own assets through wholly-owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of its outstanding stock and if we do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code (including all REIT qualification tests). Thus, in applying the federal income tax requirements described in this prospectus, the subsidiaries in which we own a 100% interest (other than taxable REIT subsidiaries) are ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries are treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of such a qualified REIT subsidiary will not violate the restrictions on ownership of securities of any one issuer that constitute more than 10% of the voting power or value of such issuer’s securities or more than 5% of the value of our total assets, as described below under “—Taxation of Our Company—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary in which we own an interest owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, even those which generally could not be conducted directly by a REIT. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C-corporation. In addition, our taxable REIT subsidiaries may be prevented from deducting interest on debt funded directly or indirectly by us if certain tests regarding a taxable REIT subsidiary’s leverage ratio and interest expense are not satisfied. See “—Taxation of Our Company—Asset Tests.”

We have elected to have Encore Credit, Bravo Credit, ConquistAmerica and Encore Credit Corporation of Minnesota treated as our taxable REIT subsidiaries, and we may acquire securities in additional taxable REIT subsidiaries in the future. Each of our taxable REIT subsidiaries is subject to United States federal income tax on its taxable income. To the extent our taxable REIT subsidiaries is required to pay taxes, they will have less cash available for distribution to us. If dividends are paid to us, then the dividends we designate and pay to our stockholders who are individuals, up to the amount of the dividends we receive from our taxable REIT subsidiaries, generally will be eligible to be taxed at the reduced 15% maximum U.S. federal rate applicable to qualified dividend income. See “—Taxation of Taxable U.S. Stockholders Generally—Distributions Generally” and “—Tax Rates”.

Taxable Mortgage Pools. We believe that our securitization transactions will be treated as taxable mortgage pools within the meaning of Section 7701(i) of the Code. A taxable mortgage pool is any entity (or in certain cases, a portion of an entity) other than a REMIC that:

•	Substantially all (generally, more than 80%) of the assets of which consist of debt obligations and more than 50% of such debt obligations are real estate mortgages;

•	Issues two or more classes of debt obligations having different maturities; and

•	The timing and amount of payments or projected payments on the debt obligations issued by the entity are determined in large part by the timing and amount of payments the entity receives on the debt obligations it holds as assets.

Under current Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

A taxable mortgage pool generally is treated as a corporation for federal income tax purposes. However, if a REIT owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for federal income tax purposes, 100% of the equity interest in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the parent REIT for federal income tax purposes.

If we were to own less than 100% of the ownership interest in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our gross income and asset test calculations and could adversely affect our compliance with those requirements. We currently do not have or intend to form any subsidiary in which we will own some, but less than all, of the ownership interests that is or will become a taxable mortgage pool, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our qualification for taxation as a REIT.

Excess Inclusion Income. Although we expect the taxable mortgage pools we create in our securitization transactions to be disregarded entities, under Treasury regulations that have not yet been issued, the equity interests we retain will be treated as generating excess inclusion income as though those equity interests were REMIC residual interests. Generally, excess inclusion income is the income allocable to a REMIC residual interest in excess of the income that would have been allocable to such interest if it were a bond having a yield to maturity equal 120% of the long-term applicable federal rate, which is a rate based on the weighted average yields of Treasury securities and is published monthly by the IRS for use in various tax calculations. If the sum of our excess inclusion income for any taxable year exceeds our REIT taxable income for the taxable year (computed after taking into account the dividends paid deduction), under Treasury regulations that have not yet been issued, a portion of the distributions we make will be treated as excess inclusion income in the hands of our stockholders.

Our excess inclusion income would be allocated among our stockholders. You cannot offset excess inclusion income with net operating losses or otherwise allowable deductions. Moreover, if you are a tax-exempt shareholder, such as a domestic pension fund, you must treat excess inclusion income as unrelated business taxable income. If you are a non-U.S. stockholder, your dividend distributions may be subject to withholding tax, without regard to any exemption or reduction in rate that might otherwise apply, with respect to your share of excess inclusion income. See “—Taxation of Non-U.S. Stockholders—Distributions Generally” and “—Taxation of Tax Exempt Stockholders.”

Although the law on the matter is unclear, to the extent that excess inclusion income is allocated to a tax-exempt stockholder that is not subject to unrelated business income tax (such as government entities), we might be taxable on this income at the highest applicable corporate tax rate (currently 35%). The IRS has issued interim guidance whereby we are required to allocate our excess inclusion income to our shareholders in proportion to dividends paid and (1) inform the shareholders that are not tax-exempt organizations of the amount and character of the excess inclusion income allocated to them and (2) pay the tax imposed on the excess inclusion income that is allocable to our tax-exempt shareholders as described above. While our charter generally prohibits our shares from being held by entities that might subject us to this tax, this prohibition may not, in all cases, ensure that this tax will not be imposed on us.

Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities), and gains from the sale of real estate assets, as well as income from some kinds of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from these real property investments, dividends (including any dividends from any taxable REIT subsidiaries of ours, such as Encore Credit), interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

We believe that our securitization of mortgage loans in transactions will be treated as financing transactions for federal income tax purposes. As a result, we will be treated as owning the mortgage loans that we have securitized for purposes of the quarterly asset tests, described below, and, for purposes of applying the gross income tests, we include in our gross income all of the income generated by those mortgage loans, even though a large portion of the payments of the mortgage loans is paid out on the mortgage-backed notes that we issue in the securitization transaction.

The following paragraphs discuss some of the specific applications of the gross income tests to us.

Interest. The term “interest,” as defined for purposes of both gross income tests, generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Interest may also be based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT. We do not expect that that any of our mortgage loans will be based in whole or in part on the income or profits of any person.

In addition, to the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, except to the extent such gain would have been treated as gain from property held primarily for sale to customers in the ordinary course of the borrower’s trade or business or would be treated as such if the REIT held the applicable property. See “—Taxation of Our Company—Prohibited Transaction Income.” We do not expect that that any of our mortgage loans will provide for any such contingent interest.

Interest on debt secured by mortgages on real property or interests in real property, including for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally constitutes qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan, determined as the date we agreed to originate or acquire the loan and possibly at certain other times, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test but may nonetheless be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property (i.e., the amount by which the loan exceeds the value of the real estate that is security for the loan).

The interest, original issue discount, and market discount that we receive from our mortgage loans generally will be qualifying income for purposes of both gross income tests. However, as discussed above, if the fair market value of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will not be qualifying income for purposes of the 75% gross income test. We expect that all or substantially all of our interest from our mortgage loans will be qualifying income for purposes of the 75% and 95% gross income tests.

Dividends. The dividends we receive from taxable REIT subsidiaries, including Encore Credit, or any other corporation (other than a REIT) in which we own an interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We have not received and do not expect to receive sufficient dividends from those entities to cause us to exceed the limit on non-qualifying income under the 75% gross income test. Dividends we receive from REITs will constitute qualifying income for both gross income tests.

Fee Income. We may receive various fees in connection with the mortgage loans. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property, and the fees are not determined by reference to the income or profits of any person. As a result, commitment fees generally will be qualifying income for purposes of the income tests. Other fees, such as fees received for servicing loans for third parties and some or all origination fees, are not qualifying income for purposes of either gross income test. Currently, Encore Credit and Bravo Credit have conducted and we intend for them to continue to conduct all of our loan origination and sales, as well as other origination functions. In this case, the income earned by Encore Credit and Bravo Credit from these services will not be included in our income for purposes of the gross income tests.

Hedging Activities. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury regulations, any income we derive from a hedging transaction which is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test, and therefore will be exempt from this test, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. Income from any hedging transaction will, however, be nonqualifying for purposes of the 75% gross income test. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by us. To the extent that we do not properly identify such transactions as hedges, hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Rents From Real Property. We currently do not own any real property and do not intend to own any real property for the production of rental income although from time to time we may own a small amount of real property acquired through the foreclosure of mortgage loans. To the extent that we acquire real property or an interest therein in the future, rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rents must not be based in whole or in part on the income or profits of any person. However, any amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purpose of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Finally, for rents to qualify as “rents from real property” for purposes of the gross income tests, we may only directly provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.”

Failure to Satisfy Gross Income Tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Generally, we may avail ourselves of the relief provisions if:

•	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally accrue or receive exceeds the limits on non-qualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of Our Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our non-qualifying income.

Prohibited Transaction Income. Any gain that we realize on the sale of any loans or other property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our taxable REIT subsidiaries, Encore Credit, Bravo Credit and Encore Credit Corporation of Minnesota, are not subject to this 100% tax but each of Encore Credit, Bravo Credit and Encore Credit Corporation of Minnesota are subject to United States federal income tax at regular corporate rates.

It is our intention that any securitizations we may undertake or have undertaken with regard to our loans will not be treated as sales for tax purposes. If we were to transfer a mortgage loan to a REMIC, this transfer would be treated as a sale for tax purposes and any such sales might be subject to the prohibited transactions tax. As a result, REMICs are not an attractive option for us to securitize our mortgage loans. Instead, we intend to structure our securitizations as non-REMIC collateralized mortgage obligation transactions, which will be treated as financings for tax purposes. Our taxable REIT subsidiaries, Encore Credit, Bravo Credit and Encore Credit Corporation of Minnesota, may engage in REMIC securitizations without causing us to be subject to this penalty tax.

Foreclosure Property. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property, that we acquire as a result of having bid on the property at foreclosure, or we otherwise reduce to ownership or possession by agreement or process of law, after there has been a default or default was imminent on indebtedness secured by such property or on a lease of such property. We must, however, elect to treat the property as foreclosure property on or before the due date of our tax return for the year in which we acquire the property. Moreover, property will not qualify as foreclosure property if we acquired the related mortgage loan at a time when default was imminent or anticipated, or if we obtained the mortgage loan as consideration for our disposition of property in a prohibited transaction.

We will not be considered to have acquired ownership or possession of property for purposes of the foreclosure property rules if we take control of a property as mortgagee-in-possession and cannot receive any profits or sustain any loss with respect to the property other than as a creditor.

Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the IRS. The grace period terminates and the property for which the foreclosure property election was made ceases to be foreclosure property on the first day:

•	On which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	On which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	Which is more than 90 days after the date on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT does not derive or receive any income.

We will be required to pay tax at the highest corporate rate to the extent we recognize net income from foreclosure property. Net income from foreclosure property is the excess of (i) the gain on sale of foreclosure property held for sale to customers in the ordinary course of our business and income derived from the foreclosure property, other than income, such as rents from real property, that would otherwise qualify under the 75% gross income test, over (ii) the deductions directly connected with the production of such income.

We may have the option to foreclose on a mortgage loan when a borrower is in default. The foregoing rules may affect our decision to foreclose on a particular mortgage loan as well as the timing of any such foreclosure.

Penalty Tax. Several provisions of the Code regarding the arrangements between a REIT and its taxable REIT subsidiaries are intended to ensure that a taxable REIT subsidiary will be required to pay an appropriate level of United States federal income tax. For example, any redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. Redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. We currently do not anticipate that this tax will apply to payments made to us by Encore Credit, Encore Credit Corporation of Minnesota or Bravo Credit.

Asset Tests. At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (including transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instruments that are purchased with the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, of the investments included in the 25% asset class, and except for investments in other REITs, our qualified REIT subsidiaries and our taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, “straight debt” having specified characteristics and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for these purposes certain securities described in the Code. Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

The asset tests described above are based on our total assets. With regard to our securitizations, we will be treated as owning both the loans we hold directly and the loans that we have securitized. Although we will have a partially offsetting obligation with respect to the securities issued pursuant to the securitizations, these offsetting obligations will not reduce the total assets we are considered to own for purposes of the asset tests.

We believe that all or substantially all of the mortgage loans that we will be considered to own for purposes of these rules will be qualifying assets for purposes of the 75% asset test. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the United States federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of such a mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. To the extent that we own debt securities that are not secured by mortgages on real property, those debt securities will not be qualifying assets for purposes of the 75% asset test and may not be qualifying assets for purposes of the 10% value asset test or the 5% asset test.

The asset tests described above must be satisfied at the close of each calendar quarter of our taxable year in which we acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter, we may cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail to satisfy the 5% or 10% asset tests described above after the 30 day cure period, we will be deemed to have met such tests if the value of our non-qualifying assets (1) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter and (b) $10,000,000 and (ii) we dispose of the nonqualifying assets or otherwise meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the time period prescribed by Treasury regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets to meet the asset tests or the taking any other actions so as to enable us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the time period prescribed by Treasury regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS. If we cannot avail ourselves of these relief provisions, we would cease to qualify as a REIT. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful, or will not require a reduction in our overall interest in an issuer. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT. We currently believe that the loans, securities and other assets that we hold will satisfy the foregoing asset test requirements. However, no independent appraisals have been or will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our interest in securities and other assets is in violation of the asset tests applicable to REITs.

Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income; over 5% of our “REIT taxable income.”

Our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset, over (b) our adjusted basis in the asset, in each case, on the date we acquired the asset.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution for a taxable year may be declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions are generally taxable to our stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential (i.e., every stockholder of the class of stock with respect to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than in according to its dividend rights as a class). We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements described above. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates, as applicable.

We have made and intend to continue to make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur we may need to borrow funds for distribution or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

For purposes of the distribution requirements and excise tax described above, distributions declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Failure to Qualify

Specified cure provisions are available to us in the event that we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable at rates applicable to regular corporate dividends to the extent of our current and accumulated earnings and profits, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Federal Income Tax Considerations for Holders of Our Common Stock

The following summary describes the principal United States federal income tax consequences to you of purchasing, owning and disposing of our common stock. This summary deals only with common stock held as a “capital asset” (generally, property held-for-investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. State, local and foreign tax laws may differ substantially from federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jursidction. In addition, this summary does not address the tax consequences relevant to persons who receive special treatment under the federal income tax law, except where specifically noted. Holders receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts,

•	insurance companies,

•	tax-exempt organizations,

•	S-corporations,

•	regulated investment companies and real estate investment trusts,

•	foreign corporations or partnerships, and persons who are not residents or citizens of the United States,

•	dealers in securities or currencies,

•	traders in securities that elect to mark to market,

•	persons holding the common stock through a partnership or other pass-through entity,

•	stockholders subject to the alternative minimum tax,

•	United States expatriates,

•	persons holding our common stock as a hedge against currency risks or as a position in a straddle, or

•	United States persons whose functional currency is not the United States dollar.

If you are considering purchasing our common stock, you should consult your tax advisors concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of our common stock arising under the laws of any state, local or foreign taxing jurisdiction.

When we use the term “U.S. stockholder,” we mean a holder of shares of our common stock who, for federal income tax purposes:

•	is a citizen or resident of the United States;

•	is a corporation or other entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

•	is an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. stockholders.

If you hold shares of our common stock and are not a U.S. stockholder, you are a “non-U.S. stockholder.”

Taxation of Taxable U.S. Stockholders Generally

Distributions Generally. As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends and qualified dividend income discussed below, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. See “—Taxation of Taxable U.S. Stockholders Generally—Capital Gain Dividends” and “—Tax Rates.”

To the extent that we make distributions on our common stock in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted tax basis which each U.S. stockholder has in its shares of stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder’s adjusted tax basis in its shares will be taxable as capital gains, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Dividends. Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. stockholders as gains from the sale or disposition of a capital asset, to the extent that such gains do not exceed our actual net capital gain for the taxable year. Depending on the characteristics of the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. stockholders at a 15% or 25% rate.

U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

If, for any taxable year, we designate as a “capital gain dividend,” as defined in Section 857 of the Code, any portion (the “Capital Gains Amount”) of the dividends, as determined for United States federal income tax purposes, paid or made available for that year to holders of all classes of our stock, then, except as otherwise required by applicable law, the portion of the Capital Gains Amount that shall be allocable to the holders of the common stock will be in proportion to the amount that the total dividends, as determined for United States federal income tax purposes, paid or made available to holders of common stock for the year bear to the total dividends paid or made available for that year to holders of all classes of our stock. In addition, except as otherwise required by applicable law, we will make a similar allocation with respect to any undistributed long-term capital gains which are to be included in our stockholders’ long-term capital gains, based on the allocation of the Capital Gains Amount which would have resulted if those undistributed long-term capital gains had been distributed as “capital gain dividends” by us to our stockholders.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by the Company, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Retention of Net Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. stockholder generally would:

•	include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury regulations to be promulgated by the IRS.

Dispositions of Our Common Stock. If a U.S. stockholder sells or disposes of its shares of our common stock, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and its adjusted basis in the shares for tax purposes. This gain or loss will be long-term capital gain or loss if it has held the common stock for more than one year. In general, if a U.S. stockholder recognizes loss upon the sale or other disposition of our common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss, to the extent the stockholder received distributions from us which were required to be treated as long-term capital gains. The ability to deduct capital losses may be subject to limitations.

Tax Rates

The maximum tax rate for non-corporate taxpayers for (1) capital gains, including “capital gain dividends,” has generally been reduced to 15% (although, depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” has generally been reduced to 15%. Qualified dividend income generally includes dividends paid by domestic C-corporations and certain qualified foreign corporations to most non-corporate U.S. stockholders. In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries), to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year) or to dividends properly designated by the REIT as “capital gain dividends.” The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert back to the provisions of prior law effective for taxable years beginning after December 31, 2010, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

Backup Withholding

We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax Exempt Stockholders

Dividend income from us and gain arising upon a sale of shares generally will not be unrelated business taxable income to a tax-exempt stockholder, except as described below. This income or gain will be unrelated business taxable income, however, if a tax-exempt stockholder holds its shares as “debt-financed property” within the meaning of the Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, debt-financed property is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder. However, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be subject to tax as unrelated business taxable income. Excess inclusion income generally will be allocated to our stockholders to the extent we have excess inclusion income that exceeds our undistributed REIT taxable income in a particular year. See “—Taxation of Our Company—Excess Inclusion Income.”

For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders. However, because our stock is publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Stockholders

The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our common stock by non-U.S. stockholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation and does not address state, local or foreign tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances.

Distributions Generally. Distributions that are neither attributable to gain from sales or exchanges by us of United States real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. stockholder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Further, reduced treated rates are not available to the extent that the income allocated to the non-U.S. stockholder is excess inclusion income. Excess inclusion income generally will be allocated to our stockholders to the extent that we have excess inclusion income that exceeds our undistributed REIT taxable income in a particular year. See “—Taxation of Our Company—Excess Inclusion Income.” Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption.

Dividends that are treated as effectively connected with such a trade or business will be subject to tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. stockholders are subject to tax, and are generally not subject to withholding. Any such dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

We expect to withhold United States income tax at the rate of 30% on any distributions made to a non-U.S. stockholder unless:

1)	a lower treaty rate applies and the non-U.S. stockholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or

2)	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that such distributions do not exceed the adjusted basis of the non-U.S. stockholder’s common stock, but rather will reduce the adjusted basis of such common stock. To the extent that such distributions exceed the adjusted basis of a non-U.S. stockholder’s common stock, they will give rise to gain from the sale or exchange of its common stock, the tax treatment of which is described below. For withholding purposes, we expect to treat all distributions as made out of our current and accumulated earnings and profits and subject to 30% withholding. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current or accumulated earnings and profits.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. stockholder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

1)

the investment in our common stock is treated as effectively connected with the non-U.S. stockholder’s United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or

2)	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Pursuant to the Foreign Investment in Real Property Tax Act, or FIRPTA, distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of United States real property interests, whether or not designated as capital gain dividends, will cause the non-U.S. stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. stockholders would generally be taxed at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, such gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation, as discussed above. However, any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described below, if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of such distribution. Instead, such distributions will be treated as ordinary dividend distributions. We generally do not expect to make distributions that are subject to FIRPTA.

If we distribute any amount attributable to the disposition of a United States real property interest, we will be required to withhold and to remit to the IRS 35% of any distribution to non-U.S. stockholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. stockholders that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. stockholder’s United States federal income tax liability.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their United States federal income tax liability resulting from their proportionate share of the tax paid by us on such retained capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual United States federal income tax liability.

Sale of Our Common Stock. Gain recognized by a non-U.S. stockholder upon the sale or exchange of our common stock generally will not be subject to United States taxation unless such shares of stock constitute a “United States real property interest” within the meaning of FIRPTA. Our common stock will not constitute a “United States real property interest” so long as we are not a United States real property holding corporation, or USRPHC, or we are a “domestically controlled qualified investment entity.” Whether we are a USRPHC will depend upon whether the fair market value of United States real property interests owned by us equals or exceeds 50% of the fair market value of our assets. Because our assets will consist primarily of single-family residential mortgage loans, we do not expect that our assets will cause us to be treated as a USRPHC. A “domestically controlled qualified investment entity” includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. We believe, but cannot guarantee, that we have been a domestically-controlled qualified investment entity. Even if we have been a domestically controlled qualified investment entity, because our capital stock is publicy traded, no assurance can be given that we will continued to be a domestically-controlled investment entity.

Notwithstanding the foregoing, gain from the sale or exchange of our common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. stockholder if either (a) the investment in our common stock is treated as effectively connected with the non-U.S. stockholder’s United States trade or business or (b) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met.

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. stockholder sells or exchanges our common stock, gain arising from such sale or exchange by a non-U.S. stockholder of common stock would not be subject to United States taxation under FIRPTA as a sale of a “United States real property interest” if:

1)	our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market such as the NYSE; and

2)	such non-U.S. stockholder owned, actually and constructively, 5% or less of our common stock throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the common stock would be required to withhold and remit to the IRS 10% of the purchase price.

Backup Withholding Tax and Information Reporting. Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. stockholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a non-U.S. stockholder is a United States person.

Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS.

Other Tax Consequences

We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our stockholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the United States federal income tax consequences discussed above. In addition, a stockholder’s state and local tax treatment may not conform to the United States federal income tax consequences discussed above. Consequently, prospective investors should consult their tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

PLAN OF DISTRIBUTION

The selling securityholders, which term includes transferees, pledges, donees or other successors in interest, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The common stock may be sold in one or more transactions at:

•	fixed prices,

•	prevailing market prices at the time of sale,

•	prices related to the prevailing market prices,

•	varying prices determined at the time of sale, or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including The New York Stock Exchange,

•	in the over-the-counter market,

•	otherwise than on such exchanges or services or in the over-the-counter market,

•	through put or call options, whether the options are listed on an options exchange or otherwise,

•	through the settlement of short sales,

•	by pledge to secure debts and other obligations, or

•	in one or more underwritten offerings.

These transactions may include block transactions or transactions in which the same broker acts as agent on both sides of the trade.

In connection with the sale of the common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the common stock short and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them hereby will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the offering of shares by the selling securityholders.

Our outstanding common stock is listed for trading on The New York Stock Exchange.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

The selling securityholders and any broker-dealers or agents that participate in the sale of the common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Profits on the sale of the common stock by selling securityholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

The selling securityholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling securityholders.

A selling securityholder may decide not to sell any common stock described in this prospectus. We cannot assure you that any selling securityholder will use this prospectus to sell any or all of the common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, a selling securityholder may transfer, devise or gift the common stock by other means not described in this prospectus.

With respect to a particular offering of the common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•	the specific shares of common stock to be offered and sold,

•	the names of the selling securityholders,

•	the respective purchase prices and public offering prices and other material terms of the offering,

•	the names of any participating agents, broker-dealers or underwriters, and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling securityholders.

We will pay all of our expenses incidental to the registration, offering and sale of the common stock to the public, but each selling securityholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents, if any, and all transfer taxes applicable to the sale of the common stock.

LEGAL MATTERS

The validity of the common stock and certain other legal matters will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain tax matters described in this prospectus will be passed upon for us by Latham & Watkins LLP. Latham & Watkins LLP may rely on Venable LLP, Baltimore as to matters of Maryland law.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the ECC Capital Corporation Annual Report on Form 10-K/A for the year ended December 31, 2005 have been audited by Grant Thornton LLP, independent registered public accounting firm, to the extent indicated in their report appearing therein, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

In accordance with the Exchange Act, we file reports, proxy and information statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy and information statements and other information that we file (including any of the documents listed above under “Incorporation by Reference”) at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding registrants (including ECC Capital Corporation) that file electronically with the SEC (http://www.sec.gov). Our internet site is http://www.ecccapital.com.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference room or internet site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete and are qualified in their entirety by the full contents of particular documents. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

4,071,360 SHARES

ECC CAPITAL CORPORATION

COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following sets forth estimated costs and expenses, all of which will be borne by us, in connection with the offering of the securities pursuant to this registration statement:

	Amount
Commission Registration Fee	$545
NYSE Fee	$0
Legal Fees and Expenses	$45,000	*
Accounting Fees and Expenses	$10,000	*
Miscellaneous Expenses	$0	*

Total	$55,545	*

*	Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty which is established by a final judgment and which is material to the cause of action.

Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter permits us and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of ours and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in such capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of us in any of the capacities described above and any employee or agent of us or our predecessors.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made, or threatened to be made, a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS.

Exhibit Number	Description
4.01	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-11 filed February 8, 2005, Registration No. 333-118253).

4.02	Form of Registration Rights Agreement by and between Registrant, Friedman, Billings, Ramsey Group, Inc. and Milestone Advisors LLC (incorporated by reference to Exhibit 10.49 to Registration Statement on Form S-11 filed February 10, 2005, Registration No. 333-118253).

4.03	Letter of Amendment to the Registration Rights Agreement dated as of March 16, 2006 by and between Friedman, Billings, Ramsey Group, Inc. and Registrant (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed March 22, 2006).

4.04	Letter of Amendment to the Registration Rights Agreement dated as of May 5, 2006 by and between Friedman, Billings, Ramsey Group, Inc. and Registrant (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed May 5, 2006).

4.05	Letter of Amendment to the Registration Rights Agreement dated as of June 19, 2006 by and between Friedman, Billings, Ramsey Group, Inc. and Registrant (incorporated by reference to Exhibit 10.29 to Current Report on Form 8-K filed June 23, 2006).

5.01	Opinion of Venable LLP.

8.01*	Opinion of Latham & Watkins LLP regarding tax matters.

23.01	Consent of Venable LLP (included as part of Exhibit 5.01).

23.02*	Consent of Latham & Watkins LLP (included as part of Exhibit 8.01).

23.03	Consent of Grant Thornton LLP.

24.01	Power of Attorney (included on signature pages hereto).

*	To be filed by amendment.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), 424(b)(5), or 424(b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), 415(a)(1)(vii), or 415(a)(1)(x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of the securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 21st day of November, 2006.

ECC Capital Corporation

By	/s/ Roque A. Santi
Roque A. Santi
Executive Vice-President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Roque A. Santi and Greg Lubushkin, and all or any of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and steed, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement thereto pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date
/s/ Steven G. Holder Steven G. Holder	Co-Chief Executive Officer and Chairman (Principal Executive Officer)	November 21, 2006

/s/ Shahid S. Asghar Shahid S. Asghar	Co-Chief Executive Officer, President and Director	November 21, 2006

/s/ Roque A. Santi Roque A. Santi	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 21, 2006

/s/ Greg Lubushkin Greg Lubushkin	Chief Accounting Officer (Principal Accounting Officer)	November 21, 2006

/s/ James R. Brazil James R. Brazil	Director	November 21, 2006

/s/ Douglas Ingram Douglas Ingram	Director	November 21, 2006

/s/ William Jacoby William Jacoby	Director	November 21, 2006

/s/ James O. Rollans James O. Rollans	Director	November 21, 2006

S-1

EXHIBIT INDEX

Exhibit Number	Description
4.01	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-11 filed February 8, 2005, Registration No. 333-118253).

4.02	Form of Registration Rights Agreement by and between Registrant, Friedman, Billings, Ramsey Group, Inc. and Milestone Advisors LLC (incorporated by reference to Exhibit 10.49 to Registration Statement on Form S-11 filed February 10, 2005, Registration No. 333-118253).

4.03	Letter of Amendment to the Registration Rights Agreement dated as of March 16, 2006 by and between Friedman, Billings, Ramsey Group, Inc. and Registrant (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed March 22, 2006).

4.04	Letter of Amendment to the Registration Rights Agreement dated as of May 5, 2006 by and between Friedman, Billings, Ramsey Group, Inc. and Registrant (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed May 5, 2006).

4.05	Letter of Amendment to the Registration Rights Agreement dated as of June 19, 2006 by and between Friedman, Billings, Ramsey Group, Inc. and Registrant (incorporated by reference to Exhibit 10.29 to Current Report on Form 8-K filed June 23, 2006).

5.01	Opinion of Venable LLP.

8.01*	Opinion of Latham & Watkins LLP regarding tax matters.

23.01	Consent of Venable LLP (included as part of Exhibit 5.01).

23.02*	Consent of Latham & Watkins LLP (included as part of Exhibit 8.01).

23.03	Consent of Grant Thornton LLP.

24.01	Power of Attorney (included on signature pages hereto).

*	To be filed by amendment.

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